SECOND AMENDED AND RESTATED LOAN AGREEMENT

- Among -

MOOG INC.

as Borrower

- And -

THE LENDERS PARTY HERETO

and

HSBC BANK USA, NATIONAL ASSOCIATION
as Administrative Agent, Swingline Lender, an Issuing Bank and Arranger

and

MANUFACTURERS AND TRADERS TRUST COMPANY
as Syndication Agent

and

BANK OF AMERICA, N.A.
as Co-Documentation Agent

and

JPMORGAN CHASE BANK, N.A.
as Co-Documentation Agent

Dated: as of October 25, 2006

TABLE OF CONTENTS
PAGE
ARTICLE I. DEFINITIONS		2
1.1	Definitions	2
1.2	Accounting Terms	29
1.3	Exchange Rates; Currency Equivalents	30
1.4	European Economic and Monetary Union Provisions	30
1.5	Unavailability of Alternative Currency Loans	32
1.6	Times of Day	32
1.7	Letters of Credit Amounts	32

ARTICLE II. THE CREDIT		32
2.1	The Revolving Credit	32
2.2	The Notes	35
2.3	Swingline Loans	36
2.4	Letters of Credit	38
2.5	Funding of Borrowings	45
2.6	Interest	46
2.7	Prepayments	49
2.8	Use of Proceeds	50
2.9	Special Provisions Governing Libor Loans - Increased Costs	50
2.10	Required Termination and Repayment of Libor Loans	51
2.11	Taxes	52
2.12	Commitment Fee	53
2.13	Revolving Loan Commitment Termination and Reduction	53
2.14	Payments	53
2.15	Payments with Respect to Defaulting Lenders	54
2.16	Upfront Fees	54
2.17	Administrative Agent Fees	54
2.18	Substitution of Lender	55
2.19	Yield Protection	55
2.20	Changes in Capital Adequacy Regulations	56
2.21	Lender Statements; Survival of Indemnity	57

ARTICLE III. CONDITIONS TO THE CREDIT		57
3.1	No Default	57
3.2	Representations and Warranties	58
3.3	Proceedings	58
3.4	Closing Conditions	58
3.5	Conditions to Subsequent Borrowing and Issuance	60
3.6	Subsequent Extensions of Credit	61

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		61
4.1	Corporate Status	62
4.2	Valid and Binding Obligation	62

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4.3	No Pending Litigation	62
4.4	No Consent or Filing	62
4.5	No Violations	63
4.6	Financial Statements	63
4.7	No Material Adverse Change	63
4.8	Tax Returns and Payments	63
4.9	Title to Properties, etc	64
4.10	Lawful Operations, etc	64
4.11	Environmental Matters	65
4.12	Compliance with ERISA	65
4.13	Investment Company Act, etc	66
4.14	Insurance	66
4.15	Burdensome Contracts; Labor Relations	66
4.16	Liens	67
4.17	Defaults	67
4.18	Anti-Terrorism Law Compliance	67
4.19	Intellectual Property	67
4.20	Accuracy of Information, etc	68

ARTICLE V. AFFIRMATIVE COVENANTS		68
5.1	Payments	68
5.2	Reporting Requirements	68
5.3	Books, Records and Inspections	71
5.4	Insurance	72
5.5	Payment of Taxes and Claims	72
5.6	Corporate Franchises	73
5.7	Good Repair	73
5.8	Compliance with Law	73
5.9	Compliance with Environmental Laws	73
5.10	Certain Subsidiaries to Become Guarantors	74
5.11	Additional Security; Further Assurances.	75
5.12	Accounting; Reserves; Tax Returns	76
5.13	Liens and Encumbrances	76
5.14	Defaults and Material Adverse Effects	76
5.15	Further Actions	76

ARTICLE VI. FINANCIAL COVENANTS		76
6.1	Consolidated Net Worth	77
6.2	Interest Coverage Ratio	77
6.3	Leverage Ratio	77
6.4	Consolidated Capital Expenditures	77

ARTICLE VII. NEGATIVE COVENANTS		77
7.1	Indebtedness	77
7.2	Encumbrances	78
7.3	Investments and Guaranty Obligations	79

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7.4	Restricted Payments	80
7.5	Limitation on Certain Restrictive Agreements	81
7.6	Material Indebtedness Agreements	81
7.7	Changes in Business	82
7.8	Consolidation, Merger, Acquisitions, Asset Sales, etc	82
7.9	Transactions with Affiliates.	83
7.10	Fiscal Years, Fiscal Quarters	84
7.11	Anti-Terrorism Laws	84

ARTICLE VIII. EVENTS OF DEFAULT		84
8.1	Events of Default	84
8.2	Effects of an Event of Default	87
8.3	Remedies	87
8.4	Application of Certain Payments and Proceeds	87

ARTICLE IX. EXPENSES		88
9.1	Expenses	88
9.2	Indemnification	88

ARTICLE X. THE AGENTS AND ISSUING BANKS		89
10.1	Appointment and Authorization	89
10.2	Waiver of Liability of Administrative Agent	90
10.3	Note Holders	91
10.4	Consultation with Counsel	91
10.5	Documents	91
10.6	Administrative Agent and Affiliates	91
10.7	Knowledge of Default	92
10.8	Enforcement	92
10.9	Action by Administrative Agent	92
10.10	Notices, Defaults, etc	92
10.11	Indemnification of Administrative Agent	92
10.12	Successor Administrative Agent	93
10.13	Lenders’ Independent Investigation	93
10.14	Amendments, Consents	94
10.15	Funding by Administrative Agent	94
10.16	Sharing of Payments	95
10.17	Payment to Lenders	95
10.18	Tax Withholding Clause	95
10.19	USA Patriot Act	96
10.20	Other Agents	97
10.21	Issuing Banks	97
10.22	Benefit of Article X	97

ARTICLE XI. MISCELLANEOUS		97
11.1	Amendments and Waivers	97
11.2	Classified Programs	97

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11.3	Delays and Omissions	98
11.4	Assignments/Participation	98
11.5	Successors and Assigns	99
11.6	Notices	99
11.7	Governing Law	100
11.8	Counterparts	101
11.9	Titles	101
11.10	Inconsistent Provisions	101
11.11	Course of Dealing	101
11.12	USA Patriot Act Notification	101
11.13	Judgment Currency	102
11.14	CONSENT TO JURISDICTION	102
11.15	JURY TRIAL WAIVER	102

Exhibit A  - Replacement Revolving Note
Exhibit B - Alternative Currency Note
Exhibit C - Swingline Note
Exhibit D  - Request Certificate
Exhibit E  - Compliance Certificate
Exhibit F - Assignment and Assumption
Schedule 1  - Pension Plans
Schedule 2.1  - Lenders’ Commitments
Schedule 2.4 - Existing Letters of Credit
Schedule 4.1 - Subsidiaries
Schedule 4.3  -  Pending Litigation
Schedule 7.1  - Permitted Indebtedness
Schedule 7.2  -  Permitted Encumbrances
Schedule 7.3  -  Permitted Guaranties

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WITNESSETH

SECOND AMENDED AND RESTATED LOAN AGREEMENT dated as of October 25, 2006 (“Agreement”) among MOOG INC., a New York corporation with its principal place of business at Jamison Road and Seneca Street, East Aurora, New York 14052-0018 (“Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (individually, a “Lender” and collectively, the “Lenders”) and HSBC BANK USA, NATIONAL ASSOCIATION, a bank organized under the laws of the United States of America, with an office at Commercial Banking Department, One HSBC Center, Buffalo, New York 14203 as Administrative Agent for the Lenders, Swingline Lender, an Issuing Bank and as the Arranger, and MANUFACTURERS AND TRADERS TRUST COMPANY as Syndication Agent, and BANK OF AMERICA, N.A. as a Co-Documentation Agent and JPMORGAN CHASE BANK, N.A. as a Co-Documentation Agent.

BACKGROUND

A. Borrower, the Administrative Agent and most of the Lenders previously entered into an Amended and Restated Loan Agreement dated as of March 3, 2003 as modified through Modification No. 11 thereto dated as of August 15, 2006 (as so modified, the “2003 Agreement”). The 2003 Agreement amended and restated a Corporate Revolving and Term Loan Agreement dated as of November 30, 1998, as amended through Amendment No. 4 thereto dated as of December 7, 2001 (as so amended, the “1998 Agreement”) to which Borrower, the Administrative Agent and most of the Lenders were a party.

B. The 2003 Agreement provided for a $315,000,000 Revolving Loan Facility (“Initial Revolving Loan Facility”) and a $75,000,000 Term Loan Facility (“Initial Term Facility”) initially secured by liens on Borrower’s personal property assets, 100% of the stock of certain domestic subsidiaries and pledges of 65% of the shares of stock of certain directly-owned foreign subsidiaries, a $12,900,000 mortgage on Borrower’s New York State real property, unlimited deeds of trust on Borrower’s California and Utah real property, and a negative pledge from Moog Europe Holdings y Cia Sociedad Commandataria and Moog Holdings KG, each of which are entities formed to hold ownership interests in certain of Borrower’s foreign subsidiaries. As a result of various acquisitions since March 3, 2003, Borrower or certain new domestic subsidiaries of Borrower acquired additional real property assets and mortgages were granted to the Administrative Agent covering real estate in Murphy, North Carolina, Springfield, Pennsylvania, Orrville, Ohio, Blacksburg, Virginia (3 parcels) and Galax, Virginia.

C. The guarantors under the 2003 Agreement were Moog FSC Ltd., a Virgin Islands corporation, Curlin Medical Inc., a Delaware corporation, Flo-Tork, Inc., a Delaware corporation, Fundamental Technology Solutions, Inc., a Delaware corporation, Moog Europe Holdings I LLC, a New York limited liability company, and Moog Europe Holdings II LLC, a New York limited liability company, each of which secured their guaranty with a lien on their personal property assets and, in some cases, their real property assets.

D. Pursuant to an Omnibus Assignment and Assumption Agreement dated as of the Closing Date (as defined below) among Borrower, the lenders party to the 2003 Agreement (“2003 Lenders”) and the Administrative Agent, the 2003 Lenders assigned to the Administrative Agent the outstanding loans and other obligations under the 2003 Agreement, and as further described in Section 2.1(e) of this Agreement, the Administrative Agent shall make a subsequent assignment of the Commitments hereunder to the Lenders party hereto in the amounts set forth on Schedule 2.1 to this Agreement; and

E. The intention and desire of the parties hereto is that the loans and other obligations of the borrower under the 2003 Agreement, and the rights, liens, security interests, mortgages, deeds of trust, negative pledges and other collateral security of the agent and the lenders thereunder shall hereafter be evidenced by this Agreement, the Assignment and Assumptions and the other Loan Documents referred to in this Agreement.

NOW, THEREFORE, the parties hereby agree that the 2003 Agreement is amended and restated hereby and agree as follows:

ARTICLE I. DEFINITIONS

1.1 Definitions. As used in this Agreement, unless otherwise specified, the following terms shall have the following respective meanings:

“ABR” or “Alternate Base Rate” - for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (i) the Prime Rate, or (ii) the Federal Funds Effective Rate from time to time in effect plus 0.5%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or Federal Funds Effective Rate, respectively.

“ABR Loan” - any Loan for which interest is calculated based on the Alternate Base Rate plus the Applicable Margin determined from time to time.

“ABR Option” - the Rate Option in which interest is based upon the Alternate Base Rate plus the Applicable Margin for the applicable Loan.

“Administrative Agent” - HSBC Bank as Administrative Agent for the Lenders, and any successor to HSBC Bank as such Administrative Agent for the Lenders, and any replacements or successors to HSBC Bank as provided in this Agreement.

“Affiliate” or “Affiliates” - individually or collectively, any Person that directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with the Person specified. Notwithstanding the foregoing, no individual shall be considered an Affiliate of a Person solely by reason of such individual’s position as an officer or director of such Person or of an Affiliate of such Person.

“Agents” - collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

“Agreement” - as defined in the opening paragraph hereof, as the same may be amended from time to time in accordance with the terms hereof.

“Alternative Currency” - with respect to Alternative Currency Sublimits, Alternative Currency Loans or Alternative Currency Letters of Credit, the following currencies: Euro, Pounds Sterling and Japanese Yen in each case to the extent freely transferable and convertible into Dollars.

“Alternative Currency Facility” - has the meaning specified in Section 2.1(b).

“Alternative Currency Letter of Credit” - any Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Loan” or “Alternative Currency Loans” - individually and collectively, each Loan by a Lender to Borrower under Section 2.1(b) of this Agreement.

“Alternative Currency Note” - a promissory note of the Borrower payable to the order of a Lender, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Alternative Currency Loans made by such Lender.

“Alternative Currency Sublimit” - with respect to any Lender, the amount set forth opposite such Lender’s name on Schedule 2.1 hereto under the caption “Amount of Alternative Currency Sublimit” or, if such Lender has entered into one or more Assignments and Assumptions, as set forth for such Lender in the records maintained by the Administrative Agent as such Lender’s “Alternative Currency Sublimit,” as such amount may be reduced at or prior to such time pursuant to the terms of this Agreement. The Alternative Currency Sublimits of all the Lenders equal the Dollar Equivalent of $75,000,000 in the aggregate as of the date hereof.

“Anti-Terrorism Laws” - any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the forgoing Laws may from time to time be amended, renewed, extended or replaced).

“Applicable Commitment Fee Rate” - (i) initially, until changed in accordance with the following provisions, the Applicable Commitment Fee Rate shall be 25 basis points; and (ii) commencing with the fiscal quarter of Borrower ended on December 30, 2006, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	Commitment Fee

1	Greater than 2.50 to 1.0	35bps
2	> 2.00 to 1.0 but ≤ 2.50 to 1.0	30bps
3	> 1.50 to 1.0 but ≤ 2.00 to 1.0	25bps
4	> 1.0 to 1.0 but ≤ 1.50 to 1.0	20bps
5	<1.0 to 1.0	17.5bps

Changes in the Applicable Commitment Fee Rate shall become effective three (3) Business Days immediately following the date of delivery by Borrower to the Administrative Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a), (b) and (c) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Borrower has failed to deliver such a financial statement and Compliance Certificate when due, the Applicable Commitment Fee Rate shall be applied at Level 1 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the provisions set forth in this definition and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive absent manifest error.

“Applicable Currency” - as to any particular payment or Loan, Dollars or the Alternative Currency in which it is denominated or is payable.

“Applicable Lending Office” - with respect to each Lender, such Lender’s Domestic Lending Office in the case of an ABR Loan and such Lender’s Libor Lending Office in the case of a Libor Loan.

“Applicable Margin” - (i) initially, until changed in accordance with the following provisions, the Applicable Margin shall be 0.0 basis points for ABR Loans and 100 basis points for Libor Loans; (ii) commencing with the fiscal quarter of Borrower ended on December 30, 2006, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Margin in accordance with the following matrix, based on the Leverage Ratio:

Level	Leverage Ratio	ABR Option	Libor Rate Option

1	Greater than 2.50 to 1.0	0%	150 bps
2	> 2.00 to 1.0 but ≤ 2.50 to 1.0	0%	125 bps
3	> 1.50 to 1.0 but ≤ 2.00 to 1.0	0%	100 bps
4	> 1.0 to 1.0 but ≤ 1.50 to 1.0	0%	87.5 bps
5	< 1.0 to 1.0	0%	75 bps

Changes in the Applicable Margin shall become effective three (3) Business Days immediately following the date of delivery by Borrower to the Administrative Agent of a financial statement and a Compliance Certificate required to be delivered pursuant to Sections 5.2(a), (b) and (c) of this Agreement, and shall be based upon the Leverage Ratio in effect at the end of the financial period covered by such financial statement and Compliance Certificate. Notwithstanding the foregoing provisions, during any period when the Borrower has failed to deliver such financial statement and Compliance Certificate when due, the Applicable Margin shall be applied at Level 1 above as of the first Business Day after the date on which such financial statement and Compliance Certificate were required to be delivered, regardless of the Leverage Ratio at such time, until the date the required financial statement and Compliance Certificate have been delivered. Any changes in the Applicable Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in this definition and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive absent manifest error.

“Applicable Percentage” - with respect to any Lender, at any time, the percentage of the Total Commitment represented by such Lender’s Commitment. Each Lender’s initial Applicable Percentage based on the Total Commitment as of the Closing Date is set forth on Schedule 2.1 to this Agreement. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Total Commitment most recently in effect, giving effect to any assignments.

“Arranger” - HSBC Bank and any successor of HSBC Bank as the Arranger under this Agreement.

“Asset Sale” - the sale, lease, transfer or other disposition (including by means of sale and lease-back transactions, and by means of mergers, consolidations, amalgamations and liquidations of a corporation, partnership or limited liability company of the interests therein of Borrower or any Subsidiary) by Borrower or any Subsidiary to any Person of any such Borrower’s or such Subsidiary’s respective assets, provided that the term Asset Sale specifically excludes (i) any sales, transfers or other dispositions of inventory, or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business; (ii) any actual or constructive total loss of property or the use thereof, resulting from destruction, damage beyond repair or other rendition of such property as permanently unfit for normal use from any casualty or similar occurrence whatsoever; (iii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within ninety (90) days after the occurrence of such destruction or damage or such longer reasonable time period as determined under the Borrower’s plan of restoration or replacement for such property established within a 90 day period after such occurrence provided such plan is acceptable to the Administrative Agent in its reasonable judgment; (iv) the condemnation, confiscation or seizure of, or requisition of title to or use of any property; or (v) in the case of any unmovable property located upon a leasehold, the termination or expiration of such leasehold.

“Assigned Dollar Value” - (i) in respect of any Loan denominated in Dollars, the amount thereof, (ii) in respect of the undrawn or stated amount of any Alternative Currency Letter of Credit, the Dollar Equivalent thereof determined as of a Valuation Date with respect to such Letter of Credit (iii) in respect of Alternative Currency Letter of Credit reimbursement obligations, the Dollar Equivalent thereof determined as of the Valuation Date with respect to the payment made by the Issuing Bank giving rise thereto, and (iv) in respect of a Loan denominated in an Alternative Currency, the Dollar Equivalent thereof as of a Valuation Date with respect to such Loan.

“Assignment and Assumption” - an assignment and assumption agreement entered into by a Lender and an assignee and accepted by the Administrative Agent, substantially in the form of Exhibit F hereto with all blanks appropriately completed.

“Available Amount” - (a) with respect to any Letter of Credit issued in Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents) and (b) with respect to any Alternative Currency Letter of Credit, the Assigned Dollar Value of the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit or Alternative Currency Letter of Credit, as the case may be.

“Availability Period” - the period from the Closing Date to, but excluding, the earlier of the Revolving Credit Maturity Date and the date of termination of the Commitments.

“Borrower” - as defined in the opening paragraph to this Agreement.

“Breakage Fee” - an amount determined by the applicable Lender at the time of a prepayment of a Libor Loan to be equal to the sum of the costs, losses, expenses and penalties incurred by such Lender as a result of such prepayment; any loss to any Lender shall be deemed to be an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Libor Loan had such event not occurred, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period for deposits of Dollars or the applicable Alternative Currency of a comparable amount and period from other banks in the London Interbank Market. Any Lender’s calculation of any Breakage Fee shall be conclusive absent manifest error.

“Business Day” - (a) for all purposes other than as set forth in clause (b) below, any day excluding Saturday, Sunday, and any day in which banks in New York, New York are authorized or required by law or governmental action to close, and (b) with respect to Libor Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in U.S. dollar deposits in the London Interbank Market.

“Capital Lease” - as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, should be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” - all obligations under Capital Leases of the Borrower or any Subsidiary, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and any Subsidiary prepared in accordance with GAAP.

“Change in Control” - if (i) any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), except any Pension Plan or employee stock ownership plan of Borrower, becomes the owner directly or indirectly of 30% or more of the aggregate voting power represented by the Equity Interests of Borrower having the power to vote for the election of directors generally; or (ii) a majority of the members of the Board of Directors of Borrower are not Continuing Directors.

“Closing Date” - October 25, 2006.

“Code” - the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” - any “Collateral” as defined in any Security Document, together with any other real or personal property collateral covered by any Security Document.

“Commitment” - with respect to each Lender, the commitment of such Lender to make Revolving Loans, to acquire participations in Letters of Credit, including Alternative Currency Letters of Credit, to make or otherwise acquire participations in Alternative Currency Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.13 of this Agreement and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4 of this Agreement. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1 to this Agreement, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Fee” - as defined in Section 2.12 of this Agreement.

“Compliance Certificate” - a certificate executed by a Responsible Officer of the Borrower substantially in the form of Exhibit E hereto with all blanks appropriately completed.

“Confidential Information Materials” - the collective reference to the confidential information material with respect to Borrower and the Revolving Credit distributed to the Lenders at the meeting held on September 11, 2006 at Borrower’s facility in East Aurora, New York.

“Consolidated” or “Consolidated Basis” - the consolidation of the accounts of any entity and its Subsidiaries in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the consolidated audited financial statements of Borrower delivered to the Lenders.

“Consolidated Capital Expenditures” - for any period, the aggregate of all expenditures of Borrower and all Subsidiaries during such period determined on a Consolidated Basis that may properly be classified as capital expenditures in conformity with GAAP, provided that such term shall not include any such expenditure in connection with replacement or repair of assets to the extent that casualty insurance proceeds or the trade-in value of other equipment were used for such expenditure.

“Consolidated EBITDA” - for any period, an amount equal to (i) the sum of the amounts for such period of (A) Consolidated Net Income, (B) Consolidated Interest Expense, (C) provisions for taxes based on income, (D) total depreciation expense, (E) total amortization expense, (F) other non-cash items reducing Consolidated Net Income and (G) non-cash stock related expenses minus (ii) other non-cash items increasing Consolidated Net Income for such period. Notwithstanding anything to the contrary in this definition, for purposes of computing the Leverage Ratio hereunder, or in connection with any pro-forma calculation required by this Agreement, the term “Consolidated EBITDA” shall be computed, on a consistent basis, to reflect purchases and acquisitions by Permitted Acquisition or otherwise made by Borrower and the Subsidiaries during the relevant period as if they occurred at the beginning of such period, and Borrower, during the twelve (12) month period following the date of any such Permitted Acquisition may include in the calculation hereof the necessary portion of the adjusted historical results of the entities acquired in acquisitions that were achieved prior to the applicable date of the acquisition for such time period as is necessary for Borrower to have figures on a trailing four fiscal quarter basis from the date of determination with respect to such acquired entities.

“Consolidated Interest Expense” - for any period, as determined in accordance with GAAP, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and all Subsidiaries on a Consolidated Basis with respect to all outstanding Indebtedness of Borrower and all Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements entered into by the Borrower or any Subsidiary, computed (a) on a net basis after reduction for any interest income, and (b) excluding amortization of discount and amortization of debt issuance costs.

“Consolidated Net Debt” - as of any date of determination, the sum of (i) all Debt of Borrower and all Subsidiaries, determined on a Consolidated Basis in accordance with GAAP less aggregate net cash balances of Borrower and all Subsidiaries and (ii) letters of credit outstanding (other than that portion of letters of credit outstanding representing the aggregate undrawn face amount of letters of credit which are trade letters of credit issued with respect to the purchase and sale of goods by Borrower or any Subsidiary).

“Consolidated Net Income” - for any period, the net income (or loss) of Borrower and all Subsidiaries on a Consolidated Basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Worth” - as of any date of determination, total shareholders’ equity of Borrower and all Subsidiaries on a Consolidated Basis determined in conformity with GAAP, adjusted to maintain the amounts of accumulated other comprehensive loss at the level in existence as of September 30, 2006.

“Consolidated Total Assets” - as at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or a similar caption) on a Consolidated balance sheet of Borrower and all Subsidiaries at such date.

“Contingent Obligation” - of a Person means any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract. The amount of any Contingent Obligation shall be equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount, the amount of the obligation that is so guarantied or supported.

“Continuing Director” - as of any date of determination, any member of the Board of Directors of Borrower who (i) was a member of such Board of Directors on the date of this Agreement; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were member of such Board of Directors at the time of such nomination or election.

“Control”, “Controlling”, “Controlled by”, and “under Common Control with” - the possession, directly or indirectly, of the power to either (i) vote 20% or more of the Equity Interests having voting power for the election of directors, or persons performing similar functions, of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether by contract or otherwise; provided however, no Pension Plan or employee stock ownership plan of Borrower shall be considered to have Control of Borrower or any Subsidiary.

“Conversion Date” - the date on which an ABR Loan converts to a Libor Loan, the date on which a Libor Loan converts to an ABR Loan, or the date on which a Libor Loan is continued as a new Libor Loan.

“Debt” - with respect to any Person, any Indebtedness resulting from the borrowing of any money or from any deferral of payment of the purchase price for the acquisition or Capital Lease of any asset.

“Default” - any of the events specified in Article VIII whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” - any Lender that (i) on any borrowing date fails to make available to the Administrative Agent such Lender’s Loans required to be made to Borrower on such borrowing date or (ii) shall not have made a payment to an Issuing Bank pursuant to Section 2.4 of this Agreement or the Administrative Agent pursuant to Section 2.1(d) or 2.3 of this Agreement. Once a Lender becomes a Defaulting Lender, such Lender shall continue as a Defaulting Lender until such time as such Defaulting Lender makes available to the Administrative Agent the amount of such Defaulting Lender’s Loans and/or to the Issuing Banks such payments requested by such Issuing Banks together with all or other amounts required to be paid to the Administrative Agent and/or the Issuing Banks pursuant to this Agreement.

“Designated Hedge Agreement” - any Hedge Agreement to which Borrower or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement so that the Borrower’s or Subsidiaries’ counterparty’s credit exposure thereunder will be entitled to share in the benefits of any Guaranty and the Security Documents to the extent such Guaranty and such Security Documents provide guarantees or security for creditors of Borrower or any Subsidiary under Designated Hedge Agreements. Notwithstanding the foregoing, any Hedge Agreement relating to any Indebtedness of Borrower under this Agreement shall be deemed to be a Designated Hedge Agreement without the need for a written instrument signed by the Administrative Agent.

“Directly-Owned Foreign Subsidiary” - any Foreign Subsidiary over which Borrower has direct Control.

“Disposal” - the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, terminal destruction or placing of any substance so that it or any of its constituents may enter the Environment.

“Dollars”, “U.S. Dollars” or “$” - lawful money of the United States of America.

“Dollar Equivalent” - on any particular date, (i) with respect to any amount denominated in Dollars, such amount of Dollars, and (ii) with respect to any amount denominated in an Alternative Currency, the amount of Dollars which could be purchased by the Administrative Agent with such amount of such currency in the applicable foreign currency markets at the Spot Rate at or about 11:00 a.m. (Eastern time) on such date.

“Domestic Lending Office” - with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” - (i) any Subsidiary having any place of business located in the United States of America, other than Moog Controls Corporation, an Ohio corporation and Moog Controls Corporation, a New

York corporation, or (ii) any Subsidiary that is a foreign sales corporation (including, but not limited to, Moog FSC Ltd.).

“Environment” - any water including, but not limited to, surface water and ground water or water vapor; any land including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Claim” - as defined in Section 4.12(a) of this Agreement.

“Environmental Laws” - all foreign, federal, state, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the policies, guidelines, procedures, interpretations, decisions, orders and directives of any Governmental Authority with respect thereto.

“Environmental Permits” - all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of Borrower’s property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“Environmental Questionnaire” - a questionnaire and all attachments thereto concerning: (i) activities and conditions affecting the Environment at any property of a Person or (ii) the enforcement or possible enforcement of any Environmental Law against a Person.

“Equity Interests” - shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended by the Multiemployer Pension Plan Amendments Act of 1980, and as otherwise amended from time to time.

“ERISA Affiliate” - each Subsidiary and any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(b)(1) of ERISA, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” - (i) any Reportable Event with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (iv) the incurrence by Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (v) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Plans or to appoint a trustee to administer any Pension Plan; (vi) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (vii) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR”- the single currency of the participating member states of the European Union.

“Event of Default” - as defined in Section 8.1 of this Agreement.

“Exchange Act” - the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” - the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, amended, renewed, extended or replaced.

“Existing Letters of Credit” - any Letter of Credit issued by HSBC Bank under the 2003 Agreement and which is outstanding on the Closing Date, as further described on Schedule 2.4.

“Federal Funds Effective Rate” - for any day, the rate per annum (based on a year of 365 days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Foreign Lender” - any Lender that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Foreign Subsidiary” - (i) any Subsidiary not having any place of business located in the United States of America other than any Subsidiary that is a foreign sales corporation (including, but not limited to, Moog FSC Ltd.) or (ii) Moog Controls Corporation, an Ohio corporation.

“GAAP” - as of the date of any determination, generally accepted accounting principles as promulgated by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants or any successor entity or entities thereto, including, without limitation, any Public Company Accounting Oversight Board established under the Sarbanes-Oxley Act of 2002, and which are effective as of such date of determination, consistently applied and maintained throughout the relevant periods and from period to period.

“Governmental Authority” - the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality,

regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” or “Guarantors” - individually or collectively, Moog FSC Ltd., a Virgin Islands corporation, Curlin Medical Inc., a Delaware corporation, Flo-Tork, Inc., a Delaware corporation, Fundamental Technology Solutions, Inc., a Delaware corporation, Moog Europe Holdings I LLC, a New York limited liability company, Moog Europe Holdings II LLC, a New York limited liability company and any other Subsidiary of Borrower which is required to deliver to the Administrative Agent a Guaranty hereunder.

“Guaranty” - a guaranty agreement in form and content reasonably satisfactory to the Administrative Agent and the Lenders evidencing the obligation of a Person to guarantee payment of any Indebtedness and any other reimbursement, payment or performance obligations of another Person which arise under this Agreement or any other Loan Document.

“Hazardous Substances” - without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

“Hedge Agreement” - an interest rate swap, cap or collar agreement, or any arrangement similar to any of the foregoing between Borrower and any Lender relating to any Indebtedness under this Agreement, each as providing for the transfer or mitigation of interest rate risk either generally or under specific contingencies.

“HSBC Bank” - HSBC Bank USA, National Association, and its successors and assigns.

“Indebtedness” - at a particular date, without duplication, (i) all indebtedness of a Person for borrowed money whether or not evidenced by a note, bond, debenture or other debt instrument, or for the deferred purchase price of property (excluding trade accounts payable in the ordinary course of business), whether short term or long term, (ii) any indebtedness secured by a lien on a

Person’s assets whether or not such Person is primarily liable for repayment thereof, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and not repaid by such Person, (iv) Capitalized Lease Obligations; (v) all mandatory redemption, repurchase or similar obligations with respect to any Equity Interests of such Person, and (vi) Contingent Obligations with respect to any of the foregoing to the extent (and only to the extent) that (A) any such Contingent Obligation relates to other Indebtedness that is not Consolidated Indebtedness of the Borrower and any Subsidiary and (B) the other Indebtedness to which such Contingent Obligation relates is outstanding and then only as to principal or like amounts actually borrowed, due, payable or drawn, as the case may be.

“Indemnified Party” - as defined in Section 9.2 of this Agreement.

“Interest Period” or “Interest Periods” - individually, and collectively, with respect to a Libor Loan, the one, two, three or six month interest periods selected by the Borrower pursuant to the terms of this Agreement to be applicable to specific Libor Loans from time to time or any such other periods of such other durations as the Borrower and all Lenders may agree shall be applicable to specific Libor Loans from time to time; provided, however, that (i) no Interest Period may be selected that would end after the Revolving Credit Maturity Date; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, and (iv) if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day.

“Interest Coverage Ratio” - as of any date of determination, the ratio as of the last day of any fiscal quarter of Borrower ending on the date of determination, of (i) Consolidated EBITDA for the four consecutive fiscal quarters then ended to (ii) Consolidated Interest Expense for such period.

“Issuing Bank” or “Issuing Banks” - individually, each of HSBC Bank and Citizens Bank of Pennsylvania, and, collectively, both of such entities, in their capacity as an issuer of Letters of Credit under this Agreement, and any replacements or successors of any such bank in such capacity as provided in Section 2.4(j) of this Agreement.

“Investment” - with respect to any Person, any loan, advance or other extension of credit (other than unsecured normal trade credit extended upon customary terms in the ordinary course of such Person’s business) or capital contribution to, any purchase or other acquisition of any security of or interest in, or any other investment in, any other Person.

“Japanese Yen” - the lawful currency of Japan.

“Law” or “Laws” - any law, constitution, statute, regulation, rule, opinion, ruling, ordinance, order, injunction, writ, decree, bond or judgment of any Governmental Authority.

“LC Disbursement” - a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” - at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” - the Persons listed on Schedule 2.1 to this Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lenders’ Obligations” - as defined in Section 8.2 of this Agreement.

“Letter of Credit” - any letter of credit issued pursuant to this Agreement whether issued as a U.S. Letter of Credit denominated in Dollars or in Alternative Currency, including, without limitation, the Existing Letters of Credit.

“Letter of Credit Commitment” - with respect to an Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Schedule 2.1 hereto under the caption “Letter of Credit Commitment” or, if an

Issuing Bank has entered into one or more Assignments and Assumptions, set forth for such Issuing Bank in the register maintained by the Administrative Agent as such Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.13.

“Letter of Credit Facility” - at any time, an amount equal to the amount of the Issuing Banks’ Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.13 less the aggregate Available Amount under all Letters of Credit including Existing Letters of Credit outstanding at such time.

“Leverage Ratio” - as of any date of determination, the ratio of (i) Consolidated Net Debt of Borrower as of the last day of the fiscal quarter of Borrower ending on the date of determination, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters then ended.

“Libor Interest Determination Date” - a Business Day that is two (2) Business Days prior to the commencement of each Interest Period during which the Libor Rate will be applicable.

“Libor Lending Office” - with respect to any Lender, the office of such Lender specified as its “Libor Lending Office” opposite its name on Schedule 2.1 hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Libor Loan” - any Loan on which interest is calculated based on the Libor Rate plus the Applicable Margin.

“Libor Rate” - for any Libor Loan for any Interest Period therefor, either (a) the rate of interest per annum determined by the Administrative Agent (rounded upward to the nearest 1/100 of 1%) appearing on, in the case of Dollars, the Telerate Page 3750 (or any successor page) and, in the case of an Alternative Currency, the appropriate page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in such Alternative Currency (or, in each case, (i) such other page or service as may replace such page on such system or service for the purpose of displaying such rates and (ii) if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the nearest 1/100 of 1%) as the London interbank offered rate for deposits in the Applicable Currency at approximately 11:00 a.m. (London time), on a Libor Interest Determination Date, and in an amount approximately equal to the amount of the Libor Loan and for a period approximately equal to such interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered deposits in such currency at or about 11:00 a.m. (London time) on a Libor Interest Determination Date, in the interbank market where the eurodollar and Alternative Currency and exchange operations in respect of its Libor Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein, and in an amount comparable to the amount of the Libor Loan to be outstanding during such Interest Period, and in each case, adjusted for applicable reserves, if any.

“Libor Rate Option” - the Rate Option in which interest is based on the Libor Rate plus the Applicable Margin for the applicable Loan.

“Lien” - any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” or “Loans” - individually and collectively, any Revolving Loan, whether such is an ABR Loan or a Libor Loan, any Alternative Currency Loan, and any Swingline Loan under the Revolving Credit.

“Loan Account” - an account or accounts maintained with the Administrative Agent for the Borrower into which the proceeds of a Revolving Loan denominated in Dollars shall be initially deposited pursuant to Sections 2.1(c) and 2.5 of this Agreement.

“Loan Document” - this Agreement and any other loan, guaranty, letter of credit or Collateral document executed and delivered by Borrower, any Guarantor, or any Subsidiary or the Lenders in connection with this Agreement including, without limitation, the Notes, any Guaranty, any Letter of Credit or any document in connection therewith, and the Security

Documents, as any of the same may be amended, modified, renewed or replaced from time to time.

“Material Adverse Effect” - an effect, individually or in the aggregate, that (i) is materially adverse to the business, assets, financial condition or results of operations of Borrower and its Subsidiaries, taken as a whole, or (ii) does materially impair the ability of the Borrower to perform their obligations under this Agreement, or any other Loan Documents, or (iii) materially impairs the rights and remedies of the Administrative Agent, the Swingline Lender, any Issuing Bank or any of the Lenders under the Loan Documents.

“Material Indebtedness” - Indebtedness owing to a Person or Persons in a single transaction or related transactions (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedge Agreements entered into with a Person, of the Borrower and any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the principal amount of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedge Agreement were terminated at such time.

“Maximum Limit” - the maximum aggregate amount which the Borrower can borrow under the Revolving Credit which is $600,000,000.

“Mortgages” - those existing mortgages referenced in the Background section of this Agreement, granted pursuant to the 1998 Agreement or 2003 Agreement and any mortgage required to be granted by Borrower or any Subsidiary to the Administrative Agent pursuant to Section 5.11 of this Agreement.

“Multiemployer Plan” - a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, any Person under Common Control with the Borrower, or any Person Controlled by the Borrower, has an obligation to contribute.

“Multiple Employer Plan” - a Pension Plan subject to Title IV of ERISA and described in Section 4063 of ERISA with respect to which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Pension Plan has been or were to be terminated.

“Net Proceeds” - the gross amount received less tax reserves established to cover estimated taxes on Asset Sales that are otherwise permitted under Section 7.8(b), payments made on debt secured by Permitted Encumbrances in Asset Sales that are otherwise permitted under Section 7.8(b) where payment of such debt is a condition to such disposition, commissions, fees (including, without limitation the fees and expenses of attorneys, accountants, investment bankers, appraisers and consultants), other closing costs (including, without limitation, costs of title insurance, surveys, recording fees and filing fees and transfer taxes), underwriters’ discounts and similar expenses.

“Non-Material Subsidiary” - any Subsidiary that has, as of the date of determination, total assets equal to less than 5% of Consolidated Total Assets, based on the quarterly financial statements of Borrower most recently delivered to the Lenders.

“Note” or “Notes” - individually, any, and collectively, all, of the Revolving Notes, Alternative Currency Notes and the Swingline Note and any or all replacements and renewals thereof.

“Operating Lease” - as applied to any Person, any lease of any property, whether real, personal or mixed, by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Overdue Amounts” - as defined in Section 2.6(c) of this Agreement.

“Participants” - as defined in Section 11.4(b) of this Agreement.

“PBGC” - the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” - any pension plan as defined in Section 3(2) of ERISA which is a single employer plan as defined in Section 4001 of ERISA and subject to Title IV of ERISA and which is (i) a plan maintained by Borrower or any ERISA Affiliate for employees or former employees of Borrower or of any ERISA Affiliate, (ii) a plan to which Borrower or any ERISA Affiliate contributes or is required to contribute, (iii) a plan to which Borrower or any ERISA Affiliate was required to make contributions within the five (5) year period preceding the date of this Agreement, or (iv) any other plan with respect to which Borrower or any ERISA Affiliate has incurred or may incur liability, including contingent liability, under Title IV of ERISA, to such plan or to the PBGC. Each such Pension Plan to which Borrower is or may be obligated to contribute as of the date of this Agreement is listed and identified on Schedule 1 to this Agreement.

“Permitted Acquisitions” - as set forth in Section 7.8 of this Agreement.

“Permitted Dispositions” - as defined in Section 7.8 of this Agreement.

“Permitted Distributions” - as defined in Section 7.4 of this Agreement.

“Permitted Encumbrances” - as defined in Section 7.2 of this Agreement.

“Permitted Indebtedness” - as defined in Section 7.1 of this Agreement.

“Permitted Investments” - as defined in Section 7.3 of this Agreement.

“Person” - any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated association, Governmental Authority or other entity, body, organization or group.

“Pounds Sterling” or “£” - the lawful currency of the United Kingdom.

“Prime Rate” - the rate of interest publicly announced by HSBC Bank from time to time as its prime rate and as a base rate for calculating interest on certain loans. Each change in the Prime

Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate may or may not be the most favorable rate charged by HSBC Bank to its customers.

“Rate Option” or “Rate Options” - individually, and collectively, the choice of applicable interest rates and Interest Periods offered pursuant to this Agreement to establish the interest to be charged on certain portions of the unpaid principal borrowed hereunder from time to time.

“Release” - has the same meaning as given to that term in Section 101(22) of the Comprehensive, Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et. seq. and the regulations promulgated thereunder.

“Replaced Lender” or “Replacement Lender” - as defined in Section 2.18 of this Agreement.

“Reportable Event” - any event with regard to a Pension Plan described in Section 4043(c) of ERISA, or in regulations issued thereunder.

“Request Certificate” - a certificate substantially in the form of Exhibit D hereto with all blanks appropriately completed, and duly executed by Borrower.

“Required Lenders” - at any time, Lenders that together hold Revolving Credit Exposures and Unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and Unused Commitments at such time; provided, however, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) the aggregate Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swingline Loans owing to the Swingline Lender, the LC Disbursements owing to the Issuing Banks and the amount available to be drawn under each U.S. Letter of Credit and each Alternative Currency Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Commitments.

“Responsible Officer” - with respect to a Person, its chief executive officer, its chief financial officer, any member of the office of the chief financial officer, treasurer or assistant treasurer.

“Restricted Payment” - any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Credit” - the five-year revolving credit facility (including Revolving Loans, Alternative Currency Loans, Swingline Loans and Letters of Credit) made available to the Borrower by the Lenders as provided in Article II of this Agreement.

“Revolving Credit Exposure” - with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Alternative Currency Loans, LC Exposure and Swingline Exposure at such time.

“Revolving Credit Maturity Date” - October 25, 2011 which date may be shortened in accordance with Section 8.2 of this Agreement.

“Revolving Loan” or “Revolving Loans” - individually and collectively, each Loan by any Lender to Borrower whether initially made as an ABR Loan or a Libor Loan under Section 2.1 of this Agreement or arising from Borrower’s request for a Loan to repay a Swingline Loan under Section 2.3(c) of this Agreement, or arising from Automatically Converted Loans under Section 2.1(d) of this Agreement, or arising from Borrower’s request to reimburse an LC Disbursement under Section 2.4(f) of this Agreement.

“Revolving Note” or “Revolving Notes” - the promissory note or promissory notes of the Borrower substantially in the form of Exhibit A hereto with all blanks appropriately completed, and all replacements and renewals thereof, evidencing the promise of the Borrower to repay Revolving Loans under the Revolving Credit to the applicable Lender.

“SEC” - the U.S. Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Act” - the Securities Act of 1933, as amended.

“Security Documents” - any security agreement, any UCC financing statement, any mortgage or deed of trust, any assignment of leases and rents, any negative pledge agreement and any amendment thereof or any other document pursuant to which any Lien is granted or perfected by Borrower or any Guarantor to the Administrative Agent as security for the Indebtedness of the Borrower under this Agreement.

“Spot Rate” - the spot rate of exchange that appears on the Reuters World Currency Page applicable to such currency (or such other page that may replace such page on such service for the purpose of displaying the spot rate of exchange) for the purchase of such currency with another currency at approximately 10:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if there shall at any time no longer exist such a page on such service, the Spot Rate shall be determined by reference to another similar rate publishing service reasonably selected by the Administrative Agent.

“Subordinated Indenture” - the Indenture dated as of January 10, 2005 between Borrower and JPMorgan Chase Bank, N.A. as trustee (“Trustee”) as supplemented by that First Supplemental Indenture dated as of September 12, 2005 between Borrower and the Trustee as the same may, in accordance with the terms of this Agreement, from time to time be amended, supplemented, restated or otherwise modified or replaced, pursuant to which Borrower issued 6-1/4% Senior Subordinated Notes due 2015 in an aggregate principal amount of approximately $200,000,000.

“Subsidiary” - any limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Borrower in Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any corporation of which at least 50% of the voting stock is owned by any entity directly, or indirectly through one or more Subsidiaries.

“Swingline Exposure” - at any time for all Lenders, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” - HSBC Bank, in its capacity as lender of Swingline Loans hereunder, and any successor to HSBC Bank, and the replacements or successors to HSBC Bank in such capacity, as provided in this Agreement.

“Swingline Loan” - a Loan made pursuant to Section 2.3 of this Agreement.

“Swingline Note” - a promissory note of Borrower substantially in the form of Exhibit C hereto with all blanks appropriately completed, and all replacements and renewals thereof evidencing the promise of the Borrower to repay Swingline Loans to the Swingline Lender.

“Taxes” - any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Commitment” - the aggregate amount of the Commitments of the Lenders, as such Commitments may be decreased pursuant to the terms of this Agreement. The amount of the Total Commitment on the Closing Date is $600,000,000.

“Type” - when used in reference to any Loan or borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such borrowing, is determined by reference to the Libor Rate or the Alternate Base Rate.

“Unused Alternative Currency Sublimit” - as to any Lender at any time, an amount in Dollars equal to (i) such Lender’s Alternative Currency Sublimit minus (ii) the sum of (x) the aggregate Assigned Dollar Value of all Alternative Currency Loans made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (y) such Lender’s Applicable Percentage of the aggregate Available Amount of all Alternative Currency Letters of Credit outstanding at such time.

“Unused Commitment” - with respect to any Lender at any time, (i) such Lender’s Commitment at such time minus (ii) the sum of (x) the aggregate principal amount of all Revolving Loans and the Assigned Dollar Value of all Alternative Currency Loans, in each instance made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (y) such Lender’s Applicable Percentage of (1) the aggregate Available Amount of all Letters of Credit, including, without limitation, Existing Letters of Credit, outstanding at such time, (2) the aggregate principal amount of all LC Disbursements made by the Issuing Banks and outstanding at such time, and (3) the aggregate principal amount of all Swingline Loans made by the Swingline Lender and outstanding at such time.

“USA Patriot Act” - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Letter of Credit” - a Letter of Credit denominated in Dollars.

“Valuation Date” - (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Libor Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Libor Loan denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or an Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Withdrawal Liability” - liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing Borrower’s audited financial statements previously provided to the Administrative Agent and the Lenders, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.3 Exchange Rates; Currency Equivalents. (a) As of each Valuation Date, the Administrative Agent or an Issuing Bank, as applicable, shall determine the exchange rates to be used for calculating the Dollar Equivalent of amounts denominated in Alternative Currencies by reference to the Spot Rate. Such exchange rate becomes effective as of such Valuation Date and shall be the rate employed in converting any amounts between Applicable Currencies until the next Valuation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with an advance, conversion, continuation or prepayment of a Libor Loan or Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such amount is denominated in an Alternative Currency, such amount shall be the relevant equivalent amount thereof in the Applicable Currency of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent in accordance with Section 1.3(a) above.

1.4 European Economic and Monetary Union Provisions. The following shall be effective at and from the commencement of the third stage of the European Monetary Union (“EMU”) by the United Kingdom:

(a) Redenomination and Alternative Currencies. Each obligation under this Agreement which has been denominated in Pounds Sterling shall be redenominated into the Euro in accordance with EMU legislation, provided, that if and to the extent that any EMU legislation provides that following the commencement of the third stage of EMU by the United Kingdom an account denominated either in the Euro or in Pounds Sterling and payable within the United Kingdom by crediting an account of the creditor can be paid by the debtor either in Euro or in Pounds Sterling, each party to this Agreement shall be entitled to pay or repay any such amount either in the Euro or in Pounds Sterling. Any Alternative Currency Loan that would otherwise be denominated in Pounds Sterling shall be made in the Euro and except as provided in the foregoing sentence, any amount payable by the Administrative Agent to the Lenders under this Agreement shall be paid in Euro.

(b) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in Euro or in Pounds Sterling, neither the Administrative Agent nor any Lender shall be liable to the Borrower or any Lender in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid if such party shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euro or, as the case may be, in Pounds Sterling) to the account with the bank which shall have specified for such purpose. As used herein, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the Euro.

(c) Basis of Accrual. If the basis of accrual of interest or fees expressed in this Agreement with respect to Pounds Sterling shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the commencement of the third stage of EMU by the United Kingdom; provided, that if any Alternative Currency Loan is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(d) Rounding and Other Consequential Changes. Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU legislation and without prejudice to the respective liabilities for indebtedness of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement:

(i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in Pounds Sterling shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the Euro as the Administrative Agent may from time to time specify; and

(ii) except as expressly provided in this Section 1.4, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in the United Kingdom.

1.5 Unavailability of Alternative Currency Loans. Notwithstanding any other provision herein, if any change in law shall make it unlawful for any Lender to make or maintain any Alternative Currency Loan or to give effect to its obligations as contemplated hereby with respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of such Lender make it impracticable for Loans to be denominated in either the Euro, Pounds Sterling, or Japanese Yen, then, by written notice to the Borrower and to the Administrative Agent, such Lender may: (i) declare that such Loans will not thereafter be made, whereupon any request for such an Alternative Currency Loan shall be deemed a request for a Loan in Dollars unless such declaration shall be subsequently withdrawn (the Lender agreeing to withdraw such declaration promptly upon determining that the applicable event or condition no longer exists); and (ii) require that all outstanding Alternative Currency Loans so affected be repaid.

1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7 Letters of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II. THE CREDIT

2.1 The Revolving Credit.

(a) Revolving Loans. Each Lender agrees, severally and not jointly, subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and within the limits hereof, to make one or more Revolving Loans to the Borrower, and Borrower may make a request for a Revolving Loan or Revolving Loans from the Lenders, at any one time and from time to time, during the Availability Period. The Borrower shall not at any time permit, and no Lender shall have any obligation to permit, the aggregate outstanding principal amounts of all Revolving Loans, Alternative Currency Loans, Swingline Loans and the face amount of outstanding Letters of Credit to exceed the Maximum Limit or any such Loan to exceed such Lender’s Unused Commitment, or the Dollar Equivalent of $75,000,000 outstanding at any one time for all Alternative Currency Loans. The Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

(b) The Alternative Currency Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Loans denominated in an Alternative Currency (“Alternative Currency Loans”) to the Borrower from time to time on any Business Day during the Availability Period in an amount for each such Loan not to exceed the Dollar Equivalent of such Lender’s Unused Alternative Currency Sublimit at such time; provided, however, that the aggregate amount of all Alternative Currency Loans at any time outstanding shall not at any time exceed the Dollar Equivalent of $75,000,000 (the “Alternative Currency Facility”), and, provided, further, that the aggregate amount of all outstanding Alternative Currency Loans shall in no event exceed the aggregate of the Unused Commitments of the Lenders at such time. Each Alternative Currency Loan shall consist of Alternative Currency advances made simultaneously by the Lenders ratably according to their Alternative Currency Sublimits. Within the limits of each Lender’s Alternative Currency Sublimit in effect from time to time, the Borrower may borrow, repay and reborrow.

(c) Method for Dollar Loans. When Borrower wants the Lenders to make a Revolving Loan denominated in Dollars available, the Borrower shall notify the Administrative Agent not later than 1:00 p.m. on the Business Day on which the Revolving Loan is to be funded in the case of an ABR Loan, and in the case of a Libor Loan not later than two (2) Business Days prior to the proposed commencement date of the applicable Interest Period. In such notice, which may be by telephone, confirmed immediately in writing, or telex or telecopier, by means of a Request Certificate duly completed and executed, the Borrower shall specify (i) the aggregate amount of the Revolving Loan to be made on a designated date which shall be in a minimum amount of $2,000,000 and shall be in whole multiples of $1,000,000 for amounts in excess of such minimum amount; (ii) whether the Revolving Loan shall be an ABR Loan or a Libor Loan, and if a Libor Loan the applicable Interest Period, provided, however, such Interest Period may in no event overlap more than seventeen (17) other Interest Periods; and (iii) the proposed date on which the Revolving Loan is to be funded which shall be a Business Day. Each Lender shall make available to the Administrative Agent in accordance with Section 2.5 hereof, in immediately available funds, such Lender’s Applicable Percentage of such Loan in accordance with the respective Commitment of such Lender. As early as practically possible on the date on which a Revolving Loan is made and upon fulfillment of the conditions set forth in Article III of this Agreement, the Administrative Agent will make the proceeds of the Revolving Loan available to the Borrower by a deposit to the applicable Loan Account.

(d) Method for Alternative Currency Loans.

(i) When Borrower wants the Lenders to make a Revolving Loan denominated in an Alternative Currency available, the Borrower shall notify the Administrative Agent and the Lenders not later than 11:00 a.m. on the third Business Day prior to the date of the proposed borrowing. Each such notice (a “Notice of Alternative Currency Borrowing”) may be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the (i) requested date of such Alternative Currency Loan, (ii) Applicable Currency, (iii) amount of such Alternative Currency Loan (which requested Alternative Currency Loan (other than, in the case of a continuation of a Libor Loan, a change in the Dollar Equivalent thereof solely as a result of currency fluctuations)) shall be in an aggregate amount of the Applicable Alternative Currency which would purchase approximately Three Million Dollars ($3,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof based on the Spot Rate with respect to such currency on the date of the applicable Notice of Alternative Currency Borrowing or, if less, the then Dollar Equivalent amount of the aggregate Unused Alternative Currency Sublimits, and (iv) initial Interest Period for such Alternative Currency Loan (it being understood by the Borrower and Lenders that all Alternative Currency Loans shall be Libor Loans). Each Lender shall make available to the Administrative Agent, in accordance with Section 2.5 hereof, in same day funds in such Alternative Currency, such Lender’s Applicable Percentage of such Alternative Currency Loan in accordance with the respective Alternative Currency Sublimits of such Lender. After the Administrative Agent’s receipt of funds from the Lenders and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by wire transfer to such account as the Borrower shall have previously designated to the Administrative Agent in writing, which account must be in the name of Borrower or a Subsidiary and in London or the financial center of the country of the Applicable Currency.

The Administrative Agent and the Lenders shall not incur any liability to Borrower in acting upon any notice referred to in Sections 2.1(c) or (d) or upon any telephonic notice which the Administrative Agent believes in good faith to have been given by the Borrower by a duly authorized officer or other Person authorized to borrow on behalf of Borrower or for otherwise acting in good faith hereunder.

(ii) Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent may, and, in the case of the occurrence and continuance of a Default or Event or Default, shall at the direction of the Required Lenders, terminate the Alternative Currency Facility by giving notice of such termination to the Borrower, and each of the Lenders. Thereupon, (A) any and all then outstanding Alternative Currency Loans shall automatically be converted into Revolving Loans denominated in Dollars in an amount equal to the Dollar Equivalent thereof (the “Automatically Converted Loans”), (B) no further Alternative Currency Loans shall be permitted to be made and (C) the Alternative Currency Sublimits of the Lenders shall be automatically terminated. In addition, at such time the other Lenders shall purchase from the Lenders, and the Lenders shall sell and assign to the Lenders, Automatically Converted Loans in an amount so that each and every Lender shall have a share of the total Automatically Converted Loans equal to its Applicable Percentage of the Total Commitment. The Administrative Agent shall specify the amounts required to effect such purchases and sales among the Lenders. The Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Applicable Percentage of Automatically Converted Loans on (i) the Business Day on which demand therefor is made; provided that notice of such demand is given not later than 11:00 a.m. on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by a Lender to the other Lenders of a portion of the Automatically Converted Loans, such Lender represents and warrants to such other Lenders that such Lender is the legal and beneficial owner of the interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to any of the Automatically Converted Loans, any of the Loan Documents, Borrower or any Guarantor (including, without limitation, as to the financial condition of Borrower or any Guarantor). The occurrence of any event which results in the existence of Automatically Converted Loans pursuant to the foregoing shall be deemed to constitute, for all purposes of this Agreement including Section 2.7(a)(ii), an optional prepayment of all of the Alternative Currency Loans so automatically converted into Automatically Converted Loans before the last day of the Interest Period relating thereto.

(e) Existing Indebtedness Assigned. As of the Closing Date, there are $155,864,556.50 revolving loans outstanding, Existing Letters of Credit with a face amount of $11,338,730.50 outstanding and $22,500,000 of term loans outstanding under the 2003 Agreement (as defined in part A of the Background Section of this Agreement). Pursuant to an Omnibus Assignment and Assumption Agreement dated as of the Closing Date, the lenders under the 2003 Agreement have assigned to the Administrative Agent all of the indebtedness under the 2003 Agreement effective as of the Closing Date. As of the Closing Date, such indebtedness under the 2003 Agreement is amended and restated as Indebtedness hereunder, and the Administrative Agent hereby assigns a portion of the Commitment to the Lenders such that, after giving effect to such assignment, the Commitment of each Lender shall be as set forth on Schedule 2.1. The terms and provisions of Exhibit F are hereby incorporated by reference so that the foregoing assignment shall be subject to the terms and conditions of such Exhibit F.

2.2 The Notes. (a) The Revolving Loans shall be evidenced by the Revolving Notes, with all blanks appropriately completed, payable as provided therein to the Lenders. The Revolving Note shall be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options and Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof.

(b) The Alternative Currency Loans shall be evidenced by the Alternative Currency Notes, with all blanks appropriately completed, payable as provided therein to the Lenders. The Alternative Currency Notes shall be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Alternative Currency Loan, the amount thereof and the applicable Interest Periods, all payments of principal, and the aggregate outstanding principal balance thereof.

(c) The Swingline Loans shall be evidenced by the Swingline Note, with all blanks appropriately completed, payable as provided therein to the Swingline Lender. The Swingline Note shall be inscribed by the holder thereof on the schedule attached thereto and any continuation thereof with the date of the making of each Swingline Loan, the amount thereof and all payments of principal, and the aggregate principal balance thereof.

Any such inscription on the schedules to any Revolving Note, Alternative Currency Note or Swingline Note made by the holder thereof shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of any Lender or other holder to make any such inscription shall not affect the obligations of the Borrower under any Revolving Note, Alternative Currency Note or Swingline Note or this Agreement.

2.3 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Loans (“Swingline Loans”) to Borrower solely for the Swingline Lender’s own account, from time to time during the Availability Period, up to an aggregate principal amount at any one time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the aggregate Unused Commitments of the Lenders at such time being exceeded; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Swingline Lender shall not make any Swingline Loan in the period commencing one Business Day after the Swingline Lender shall have received written notice in accordance with Section 11.6 of this Agreement from Administrative Agent or any Lender that one or more of the conditions contained in Article III are not then satisfied or a Default or an Event of Default exists and ending upon the satisfaction or waiver of such condition(s) or cure or waiver of such Default or Event of Default. Swingline Loans shall bear interest at the Prime Rate from time to time in effect. Each outstanding Swingline Loan shall be payable on the Business Day following demand therefor or automatically without demand on the Revolving Credit Maturity Date, together with interest accrued thereon, and shall otherwise be subject to all other terms and conditions applicable to all Revolving Loans, except that all interest thereon shall be payable to the Swingline Lender solely for its own account other than in the case of the purchase of a participation therein in accordance with Section 2.3(c) of this Agreement. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) To request a Swingline Loan, Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than

1:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) of this Agreement, by remittance to such Issuing Bank) by 3:00 p.m. on the requested date of such Swingline Loan.

(c) At any time after making a Swingline Loan, the Swingline Lender may request Borrower to, and upon request by the Swingline Lender, Borrower shall, promptly request a Revolving Loan from all Lenders and apply the proceeds of such Revolving Loan to the repayment of any Swingline Loan owing by Borrower not later than the Business Day following the Swingline Lender’s request. Notwithstanding the foregoing, and upon the earlier to occur of (i) three (3) Business Days after demand for payment is made by the Swingline Lender for a Swingline Loan, and (ii) the Revolving Credit Maturity Date, if such Swingline Loan has not been paid by Borrower, such Swingline Loan shall bear interest as an ABR Loan and each Lender (other than the Swingline Lender) shall irrevocably and unconditionally purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in an amount equal to such Lender’s Applicable Percentage of such Swingline Loan and promptly pay such amount to the Administrative Agent for the account of the Swingline Lender by wire transfer of immediately available funds in the same manner as provided in Section 2.5 of this Agreement with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, shall be made without any offset, abatement, withholding or reduction whatsoever and such payment shall be made by the other Lenders whether or not an Event of Default or a Default is then continuing or any other condition precedent set forth in Article III is then met and whether or not Borrower has then requested a Revolving Loan in such amount. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender, any amounts due to the Swingline Lender from such Lender pursuant to this Section, the Swingline Lender shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to the Swingline Lender for the account of Defaulting Lender, or (iii) by payment to the Swingline Lender by the Administrative Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Swingline Lender, its Applicable Percentage of any unpaid Swingline Loan on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the Swingline Lender its Applicable Percentage of any unpaid Swingline Loan.

2.4 Letters of Credit.

(a) General. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue Letters of Credit for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until two (2) Business Days prior to the Revolving Credit Maturity Date (A) in an aggregate Available Amount for all Letters of Credit, including, without limitation, Existing Letters of Credit, not to exceed at any time such Issuing Bank’s Letter of Credit Commitment at such time, (B) with respect to Alternative Currency Letters of Credit, in an Available Amount for each such Alternative Currency Letter of Credit not to exceed an amount equal to the Unused Alternative Currency Sublimits of the Lenders at such time, (C) in an Available Amount for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. Within the limits of the Letter of Credit Facility, and subject to the limits referred to herein, the Borrower may request the issuance of Letters of Credit under this Section, repay any LC Disbursements resulting from drawings under Letters of Credit pursuant to Section 2.4(f) and request the issuance of additional Letters of Credit under Section 2.4(c). The Existing Letters of Credit shall be deemed to be Letters of Credit under this Agreement issued on the Closing Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Letter of Credit Fees. An Issuing Bank shall have the right to receive, solely for its own account, and Borrower shall pay with respect to any Letter of Credit such Issuing Bank’s reasonable and customary administrative, issuance, amendment, drawing and negotiation charges in connection with letters of credit. For each day during (i) the period beginning on the date of this Agreement and ending December 31, 2006, (ii) each full calendar quarter thereafter during the term of this Agreement and (iii) the period beginning on the first day of the calendar quarter containing the Revolving Credit Maturity Date and ending on the day before the Revolving Credit Maturity Date, the Borrower shall pay, on demand, following each such calendar quarter or other time period, to the Administrative Agent for the account of each Lender participating in such Letters of Credit a non-refundable letter of credit fee equal to such Lender’s Applicable Percentage, on such day, of the product obtained by multiplying (A) that portion of LC Exposure representing the aggregate undrawn face amount of Letters of Credit on such day first by (B) the Applicable Margin then in effect for Libor Loans for such day minus 1/4% and then by (C) 1/360.

(c) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions; Reports.

(i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the particular Issuing Bank) to the appropriate Issuing Bank and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension for a Letter of Credit) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the Available Amount of such Letter of Credit, the Applicable Currency, the name and address of the beneficiary thereof, the purpose for which such Letter of Credit is to be issued, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice, to be effective, must be received by an Issuing Bank not later than 2:00 p.m. or the time agreed upon by such Issuing Bank and the Borrower on the last Business Day on which such notice can be given under this Section 2.4(c). If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(ii) A Letter of Credit shall be issued, amended, renewed or extended only if, (x) after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the Total Commitment, and (iii) in the case of Alternative Currency Letters of Credit, the Unused Alternative Currency Sublimits shall not be exceeded, (y) as of the date of such issuance amendment, renewal or extension, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain any Issuing Bank from issuing the Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit. Unless an Issuing Bank has been notified by the Administrative Agent or the Required Lenders in writing that a Default or an Event of Default has occurred and is continuing, in which case an Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit until such notice is withdrawn by the Administrative Agent or the Required Lenders or such Default or Event of Default has been effectively waived in accordance with the provisions of this Agreement, an Issuing Bank shall, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower as agreed between such Issuing Bank and the Borrower in connection with such issuance, provided that any such Alternative Currency Letter of Credit shall in any event be made available to the

Borrower, or as the Borrower may direct, in London or the financial center of the country of the Applicable Currency.

(iii) Each Issuing Bank shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (ii) to the Administrative Agent, the Borrower, and each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit, and (iii) to the Administrative Agent, the Borrower, and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(iv) Notwithstanding any other provisions of this Agreement if, after the Closing Date any change in law shall make it unlawful for an Issuing Bank to issue Letters of Credit denominated in an Alternative Currency, then by prompt written notice thereof to the Borrower and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), such Issuing Bank may declare that Letters of Credit will not thereafter be issued by it in the affected Alternative Currency or Alternative Currencies, whereupon the affected Alternative Currency or Alternative Currencies shall be deemed (for the duration of such declaration) not to constitute an Alternative Currency for purposes of the issuance of Letters of Credit by such Issuing Bank.

(d) Expiration Date. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than one (1) Business Day prior to the Revolving Credit Maturity Date. The foregoing notwithstanding, any standby Letter of Credit may, by its terms, be renewable annually upon notice (a “Notice of Renewal”) given to an Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit (but in any event at least three (3) Business Days prior to the date of the proposed renewal of such standby Letter of Credit) and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank shall have notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit (but in any event at least thirty (30) Business Days prior to the date of automatic renewal) of its election not to renew such standby Letter of Credit (a “Notice of Termination”); provided that the terms of each standby Letter of Credit that is automatically renewable annually shall not permit the expiration date (after giving effect to any renewal) of such standby Letter of Credit in any event to be extended to a date later than one (1) Business Day before the Revolving Credit Maturity Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by an Issuing Bank pursuant to the immediately preceding sentence, such standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal, an Issuing Bank may, in its discretion unless instructed to the contrary by the

Administrative Agent or the Borrower, deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.

(e) Participations. (i) Immediately upon issuance by an Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 2.4(c) of this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation equal to its Applicable Percentage of such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto.

(ii) In the event that an Issuing Bank makes any LC Disbursement and the Borrower shall not have repaid such amount to such Issuing Bank pursuant to Section 2.4(f) of this Agreement, (a) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the obligation to reimburse the applicable payment shall be permanently converted into an obligation to reimburse the Dollar Equivalent of such LC Disbursement, and (b) such Issuing Bank shall promptly notify the Administrative Agent and each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s Applicable Percentage of the unreimbursed amount of any LC Disbursement in the same manner as provided in Section 2.5 of this Agreement with respect to Revolving Loans made by such Lender and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders.

(iii) If any Lender fails to make available to an Issuing Bank any amounts due to such Issuing Bank pursuant to this Section 2.4(e), such Issuing Bank shall be entitled to recover such amount, together with interest thereon, at the Federal Funds Effective Rate for the first three (3) Business Days after Defaulting Lender receives such notice and thereafter at the rate for ABR Loans, in either case payable (i) on demand, (ii) by setoff against any payments made to such Issuing Bank for the account of Defaulting Lender or (iii) by payment to such Issuing Bank by the Administrative Agent of amounts otherwise payable to Defaulting Lender under this Agreement. The failure of any Lender to make available to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage of the unreimbursed amount of any LC Disbursement on the date such payment is to be made.

(iv) Whenever an Issuing Bank receives a payment on account of an LC Disbursement, including any interest thereon, it shall promptly pay to each Lender which has funded its participating interest therein, in like funds as received an amount equal to such Lender’s pro rata share thereof based on the amount funded.

(v) The obligations of a Lender to make payments to the Administrative Agent for the account of an Issuing Bank with respect to LC Disbursements shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, whether or not an Event of Default or a Default is then continuing.

(vi) In the event any payment by Borrower received by the Administrative Agent with respect to a Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Applicable Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent for the account of such Issuing Bank an amount in the Applicable Currency equal to such LC Disbursement not later than 12:00 Noon on the date that such LC Disbursement is made, if the Borrower shall have received notice by telephone or otherwise of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 Noon on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m. on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 or 2.3 of this Agreement that such payment be financed with an ABR Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan or Swingline Loan.

(g) Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit so long as it complies in all material respects, (iv) the existence of any claim, set-off, defense or other right which Borrower or any Subsidiary may have at any time against the beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Issuing Bank, any Lender, any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transaction (including any underlying transactions between Borrower, any Subsidiary and the beneficiary named in any Letter of Credit), (v) the occurrence of any Event of Default or Default, or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. As among the Borrower, the Issuing Banks and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of the Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuing Banks and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respect invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit so long as such beneficiary is in material compliance with such conditions; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuing Banks or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.4, Borrower hereby agrees to protect, indemnify, pay and save the Administrative Agent, the Issuing Banks and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, posts, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Administrative Agent or such Issuing Banks in respect of any Letter of Credit requested by the Borrower. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank or any Lender under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put any Issuing Bank, the Administrative Agent or such Lender under any resulting liability to Borrower or relieve Borrower of any of their obligations hereunder to any Issuing Bank, the Administrative Agent or any Lender. Notwithstanding anything to the contrary contained in this Section 2.4(g), Borrower shall not have any obligations to indemnify any Issuing Bank under this Section 2.4(g) in respect of any liability incurred by such Issuing Bank that is found in a final judgment by a court of competent jurisdiction to have resulted primarily from such Issuing Bank’s own gross negligence or willful misconduct, unless such action or inaction on the part of such Issuing Bank which gave rise to the liability was taken at the request of Borrower or from the wrongful failure to pay the Letter of Credit except if pursuant to an order from a Governmental Authority (even if such order is later invalidated).

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of the Borrower’s obligation to reimburse any Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then regardless of the time of Borrower’s receipt of notice of such LC Disbursement, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then the default interest rate set forth in Section 2.6(e)(iii) of this Agreement shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e)(ii) or (e)(iii) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any of the Borrower described in Section 8.1(d) or (e) of this Agreement. Such deposit shall be held by the Administrative Agent as Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the interest-bearing account or on any investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

2.5 Funding of Borrowings. (a) Each Lender shall fund its Applicable Percentage of each Loan to be made hereunder on the proposed date thereof by wire transfer of immediately available funds (in the Applicable Currency) by (i) 2:00 p.m., in the case of Revolving Loans, and (ii) 11:00 a.m. in the case of Alternative Currency Loans, to the account most recently designated by the Administrative Agent for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.3 hereof. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Loan Account or, in the case of Alternative Currency Loans, such other account previously designated to the Administrative Agent in writing, which account must be in the name of the Borrower or a Subsidiary and in London or the financial center of the country of the Applicable Currency; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.4(f) of this Agreement shall be remitted by the Administrative Agent to the appropriate Issuing Bank and that Loans made to repay Swingline Loans as provided in Section 2.3 of this Agreement shall be remitted by the Administrative Agent to the Swingline Lender and that Loans made to purchase the Applicable Percentage of Automatically Converted Loans in Section 2.1(d) of this Agreement shall be remitted by the Administrative Agent to the applicable Lenders.

(b) Unless the Administrative Agent shall have received notice from a Lender in accordance with Section 10.15 of this Agreement that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the Defaulting Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii)  in the case of the Borrower, the interest rate applicable to ABR Loans. If a Defaulting Lender pays such amount to the Administrative Agent, then such amount, less any interest paid to the Administrative Agent, shall constitute such Lender’s Loan included in such borrowing. Any Defaulting Lender shall pay on demand to the Borrower the amount equal to the excess of the interest actually paid by the Borrower to the Administrative Agent over the interest which would have otherwise been payable by the Borrower to such Defaulting Lender had such Defaulting Lender funded its share of the applicable borrowing, plus interest on such amount at the rate applicable to ABR Loans.

2.6 Interest.

(a) Rates.

(i) The Revolving Notes shall bear interest, prior to maturity (whether by acceleration or otherwise) on the balance of principal thereof from time to time unpaid, payable in arrears on the first day of each month for interest accrued during the preceding month in the case of ABR Loans and in the case of Libor Loans payable in arrears on the last day of the applicable Interest Period, and in the case of an Interest Period in excess of three months also payable on the dates that are successively three months after the commencement of such Interest Period. The Revolving Loans shall bear interest in accordance with the Rate Option selected by the Borrower pursuant to the terms hereof.

(ii) The Alternative Currency Notes shall bear interest, prior to maturity (whether by acceleration or otherwise) on the balance of principal thereof from time to time unpaid, payable in arrears on the last day of the applicable Interest Period, and in the case of an Interest Period in excess of three months also payable on the dates that are successively three months after the commencement of such Interest Period. The Alternative Currency Loans shall bear interest at a rate of interest in accordance with the Libor Rate Option, pursuant to the terms hereof.

(iii) The Swingline Note shall bear interest payable monthly in arrears on the first day of each month for interest accrued during the preceding month on the balance of principal from time to time unpaid.

(b) Rate Options.

(i) Unless the Borrower has selected a Libor Rate in accordance with the provisions of this Agreement, the Borrower shall be deemed to have selected the ABR Option to apply to any portion of a Revolving Note not subject to a Libor Rate, and such rate shall continue in effect until the earlier of when a Libor Rate and Interest Period are available and properly selected, or until the applicable Revolving Note is paid in full.

Notice by the Borrower of the selection of a Libor Rate or Interest Period for any Revolving Loan or Alternative Currency Loan, the amount subject thereto, and the applicable Interest Periods shall be irrevocable. Such notice may be given to the Administrative Agent by a duly completed Request Certificate executed by the Borrower.

(ii) The Alternative Currency Notes shall bear interest at the Libor Rate for the Interest Periods selected by the Borrower in accordance with the provisions of this Agreement.

(iii) The Swingline Note shall bear interest at the rate of interest applicable to ABR Loans and such rate shall continue until the Swingline Note is paid in full.

(c) Default Rate. Upon notice to the Borrower by the Administrative Agent of the occurrence of an Event of Default and during the continuance thereof and after maturity, whether by acceleration or otherwise, the Revolving Notes, Alternative Currency Notes and Swingline Notes shall bear interest at a per annum rate equal to two percent (2%) in excess of the otherwise applicable rate of interest thereon. Overdue fees and other amounts payable by the Borrower under this Agreement other than principal and interest (“Overdue Amounts”) shall also bear interest at a per annum rate equal to two percent (2%) in excess of the rate of interest applicable to ABR Loans while such sums remain unpaid. In no event shall the rate of interest on the Revolving Notes,

Alternative Currency Notes or the rate of interest applicable to Overdue Amounts exceed the maximum rate of interest authorized by law.

(d) Computation of Interest. Interest on ABR Loans shall be calculated on the basis of a year of 365 days, or 366 days during a leap year, for the actual number of days elapsed. Interest on Libor Loans shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, which will result in a higher effective annual rate. If any of the Notes are not paid when due, whether because such Notes become due on a Saturday, Sunday or bank holiday or for any other reason, the Borrower will pay interest thereon at the aforesaid rate until the date of actual receipt of payment by the holder of the Notes.

(e) Rate Conversions and Continuations. For any Revolving Loan, the Borrower may elect to convert any portion of (i) an ABR Loan to a Libor Loan, or (ii) a Libor Loan to an ABR Loan, or to continue any Libor Loan or ABR Loan as a new loan of the same Type; provided, however, Libor Loans may only be converted to ABR Loans or continued on the expiration date of the applicable Interest Period.

Subject to the foregoing, with respect to a Revolving Loan, the Borrower may elect to convert any ABR Loan to a Libor Loan, or, to continue a Libor Loan as a new Libor Loan, by Borrower giving irrevocable notice of such election to the Administrative Agent by 1:00 p.m. at least two (2) Business Days prior to the requested rate change date and, in the case of any Libor Loan, such conversion or continuation shall take place on the last day of the applicable Interest Period with respect to the Revolving Loan being so converted or continued. Such notice may be given by a duly completed and executed Request Certificate. Each such request to convert or continue shall include the requested rate change date (which shall be a Business Day), the Rate Option selected, and the amount to be converted or continued (which shall be in a principal amount of $2,000,000 or more and in whole multiples of $1,000,000 in the case of conversion to, or continuation as, a Libor Loan). If no Event of Default or Default is then existing at such time, and the Borrower is in compliance with the terms of this Agreement as evidenced by the Administrative Agent’s receipt of a properly completed and executed Request Certificate, such conversion or continuation shall be made on the requested rate change date, subject to the foregoing limitations in connection with the conversion or continuation of Libor Loans.

The Administrative Agent shall not incur any liability to Borrower in acting upon any telephonic notice which the Administrative Agent believes to have been given by a duly authorized officer or other designated representative of such Borrower, and which is confirmed by delivery to the Administrative Agent from the Borrower or the Borrower of a written or facsimile notice signed by Borrower or the Borrower, or for otherwise acting in good faith hereunder.

Notwithstanding the foregoing, Alternative Currency Loans shall at all times be Libor Loans, must comply with all provisions of this Agreement applicable to Libor Loans and may not be converted by the Borrower into ABR Loans.

2.7 Prepayments.

(a) Optional Prepayments.

(i) ABR Loans. Borrower shall have the right to prepay at any time without premium all or any portion of the ABR Loans.

(ii) Libor Loans. Borrower shall have the right to prepay without premium all or any portion of the Libor Loans on the expiration day of the applicable Interest Period. If any Libor Loan is prepaid at any other time, the applicable Borrower shall pay to the applicable Lender an amount equal to the Breakage Fee within 10 days of notice thereof from the Lender, setting forth the amount of such Breakage Fee.

All prepayments of the Revolving Loans and Alternative Currency Loans shall be subject to a minimum amount of $2,000,000, and incremental multiples of $1,000,000 thereafter or the Dollar Equivalent thereof in the case of Alternative Currency Loans.

(b) Mandatory Prepayments.

(i)  Net Proceeds. Borrower shall make a mandatory prepayment to the Administrative Agent for the account of the Lenders in accordance with their Applicable Percentages, promptly upon receipt thereof, equal to all (100%) of the Net Proceeds received by the Borrower or any Subsidiary from (1) insurance, condemnation and similar recoveries in excess of $10,000,000 other than such recoveries that are promptly applied in the ordinary course of business toward repair or replacement of the damaged property; and (2) the reversion of Pension Plan assets from an over-funded Pension Plan, but only to the extent of such over-funding. Borrower shall give to the Administrative Agent written notice of the occurrence of an event requiring a mandatory prepayment hereunder promptly, but not later than within thirty (30) days after the occurrence of such an event.

(ii) Commitments Exceeded. If on any date, the Revolving Credit Exposures of the Lenders exceed the Total Commitment, or the Revolving Credit Exposure of any Lender exceeds such Lender’s Commitment, or the aggregate principal amount of Swingline Loans exceeds the Swingline Commitment, or the total LC Exposure exceeds the Letter of Credit Commitment, then in each case the Borrower shall, upon request made by the Administrative Agent, prepay on such date the principal amount of Loans in an aggregate amount equal to such excess or, in the case where total LC Exposure exceeds the Letter of Credit

Commitment, pay to the Administrative Agent an amount in cash equal to such excess to be held as security for the reimbursement obligations of the Borrower in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and the Issuing Banks.

If the Administrative Agent notifies the Borrower at any time that the Assigned Dollar Value of the outstanding amount of all Loans and Letters of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

In the event of any repayment or prepayment of any Loan (other than a repayment or prepayment of an ABR Loan prior to the end of the Availability Period with no related Commitment reduction), the Borrower shall pay all accrued interest on the principal amount repaid or prepaid on the date of such repayment or prepayment.

The proceeds of any mandatory prepayments paid to or for the account of the Lenders shall be applied by the Lender entitled thereto on the applicable Indebtedness hereunder first to accrued interest, fees and expenses payable thereon and then to principal.

2.8 Use of Proceeds. Borrower covenants to the Lenders that Borrower will use the proceeds borrowed under this Agreement to refinance the indebtedness under the 2003 Agreement; for Borrower’s ongoing working capital and business requirements including Permitted Acquisitions; and no part of such proceeds will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System. Borrower further covenants that Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

2.9 Special Provisions Governing Libor Loans - Increased Costs. (a)  In the event that on any Libor Interest Determination Date, any Lender shall have determined (which determination shall be final, conclusive and binding) that:

(1) by reason of conditions in the London Interbank Market or of conditions affecting the position of such Lender in such market occurring after the date hereof, adequate fair means do not exist for establishing the Libor Rate, or

(2) by reason of (i) any applicable law or governmental rule, regulation, guideline or order (or any written interpretation thereof and including any new law or governmental rule, regulation, guideline or order but excluding any of the foregoing relating to Taxes referred to in Section 2.11 of this Agreement), or (ii) other circumstances affecting the Lenders or the London Interbank Market or the position of the Lenders in such market (such as, but not limited to, official reserve requirements), the Libor Rate does not represent the effective pricing to the Lenders for U.S. dollar deposits of comparable amounts for the relevant period due to such increased costs; then, and in either such event, the Lenders shall on such date (and in any event as soon as possible after being notified of a new Interest Period) give notice by telephone, confirmed in writing, to the Borrower or the Borrower and the Administrative Agent of such determination.

(b) Thereafter, the Borrower shall pay to the applicable Lender upon written request therefor, such additional amounts as such Lender shall reasonably determine to be required to compensate such Lender for such increased costs. A certificate as to such additional amounts submitted to the Borrower and the Administrative Agent by a Lender shall, absent manifest error, be final, conclusive and binding upon the Borrower and such Lender.

(c) In lieu of paying to a Lender such additional amounts as required by this Section 2.9, the Borrower may exercise the following options:

(1) If such determination by a Lender relates only to a Libor Loan then being requested by the Borrower pursuant to the terms hereof, the applicable Borrower may, on such Libor Interest Determination Date by giving notice by telephone to such Lender, withdraw such request; or

(2) The Borrower may, by giving notice by telephone to a Lender require such Lender to make the Libor Loan then being requested in the form of an ABR Loan or to convert its outstanding Libor Loan that is so affected into an ABR Loan at the end of the then current Interest Period.

2.10 Required Termination and Repayment of Libor Loans. (a)  In the event a Lender shall have reasonably determined, at any time (which determination shall be final, conclusive and binding but shall be made only after consultation with the Borrower and the Administrative Agent), that the making or continuation of any or all of the Libor Loans hereunder:

(1) has become unlawful by compliance by Lender in good faith with any applicable law, governmental rule, regulation, guideline or order, or

(2) would cause Lender severe hardship as a result of a contingency occurring after the date hereof which materially and adversely affects the London Interbank Market (such as, but not limited to disruptions resulting from political or economic events); then, and in either such event, such Lender shall on such date (and in any event as soon as possible after making such determination) give telephonic notice to the Borrower and the

Administrative Agent, confirmed in writing, of such determination, identifying which of the Libor Loans was so affected.

(b) The Borrower then shall, upon the termination of the then current Interest Period applicable to each Libor Loan so affected or, if earlier, when required by law, repay each such affected Libor Loan, together with all interest accrued thereon.

(c) In lieu of the repayment to the applicable Lender required by Section 2.10(b) of this Agreement, the Borrower may exercise the following options:

(1) If the determination by such Lender relates only to a Libor Loan then being requested by Borrower pursuant to the terms hereof, the Borrower may, on such date by giving notice by telephone to such Lender, withdraw such request; or

(2) The Borrower may, by Borrower giving notice by telephone to such Lender, require the Lender to make the Libor Loan then being requested in the form of an ABR Loan, or to convert its outstanding Libor Loan or Loans that are so affected into an ABR Loan at the end of the then current Interest Period applicable to each such Libor Loan (or at such earlier time as repayment is otherwise required to be made pursuant to the terms hereof). Such notice shall pertain only to the Libor Loan outstanding or to be outstanding during each such affected Interest Period.

2.11 Taxes. If any Taxes shall be payable, or ruled to be payable, by or to any Governmental Authority, by, or in respect of any amount owing to, any Lender which has complied with Section 10.18 of this Agreement, relating to any of the transactions contemplated by this Agreement (including, but not limited to, execution, delivery, performance, enforcement, or payment of principal or interest of or under the Notes or the making of any Libor Loan), by reason of any now existing or hereafter enacted statute, rule, regulation or other determination (excluding any Taxes imposed on or measured by the net income of any Lender), the Borrower will:

(a) pay on written request therefor all such Taxes, including interest and penalty, if any,

(b) promptly furnish the Administrative Agent and the Lenders with evidence of any such payment, and

(c) indemnify and hold the Administrative Agent and the Lenders and any holder or holders of the Notes harmless and indemnified against any liability or liabilities with respect to or in connection with any such Taxes or the payment thereof or resulting from any delay or omission to pay such Taxes.

Without prejudice to the survival of any other agreement of the Borrower under this Agreement, the agreement and obligations of the Borrower contained in this Section 2.11 shall survive the termination of this Agreement.

2.12 Commitment Fee. For each day during (i) the period beginning on the date of this Agreement and ending December 31, 2006, (ii) each full calendar quarter thereafter during the term of this Agreement and (iii) the period beginning on the first day of the calendar quarter containing the Revolving Credit Maturity Date and ending on the day before the Revolving Credit Maturity Date, the Borrower shall pay, on demand, following each such calendar quarter or other time period, to the Administrative Agent for the account of each Lender a fee equal to the Applicable Commitment Fee Rate times the actual daily amount by which the Total Commitment on such day exceeds the sum of (x) the outstanding amount of Loans and (y) the outstanding amount of the aggregate Dollar Equivalent of the total LC Exposure of the Lenders multiplied by 1/360.

2.13 Revolving Loan Commitment Termination and Reduction. (a) Unless previously terminated, the Commitment shall terminate on the Revolving Credit Maturity Date.

(b) The Borrower may, at any time by three (3) Business Days prior written notice from the Borrower to the Administrative Agent, state the Borrower’s desire to reduce the Maximum Limit to any amount which is not less than the aggregate of the then outstanding principal amount of Revolving Loans, Alternative Currency Loans, Swingline Loans and the face amount of outstanding undrawn Letters of Credit, if any. Any reductions of the Maximum Limit shall not be reinstated at any future date and any partial reduction shall be in the amount of $2,000,000 and in incremental multiples of $1,000,000 thereafter. Two Business Days after receipt of such reduction notice, the obligation of the Lenders to make Revolving Loans or Alternative Currency Loans hereunder or purchase participations in Swingline Loans or Alternative Currency Loans or Letters of Credit hereunder shall be limited to the Maximum Limit as reduced pursuant to said notice. Any such reduction of the Commitment shall be accompanied by payment of any applicable Breakage Fees.

2.14 Payments. All payments of interest, principal, fees and other expenses by the Borrower under this Agreement unless otherwise specified shall be made (a) in lawful currency of the United States of America or (b) in the case of amounts denominated in an Alternative Currency, in such Alternative Currency, and in immediately available funds without counterclaim or setoff and free and clear and without reduction for any present or future income, stamp or other Taxes, deductions or withholdings, all of which shall be paid by the Borrower for its own account except as otherwise provided in Section 10.18 of this Agreement. All payments shall be made not later than 12:00 Noon on the due date at the Administrative Agent’s office or such other office designated by the Administrative Agent in the case of payments made in an Alternative Currency. All payments (unless stated herein otherwise) shall be applied first to the payment of all fees, expenses and other amounts due to the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after a Default or an Event of Default, payments will be applied to the obligations of Borrower to the Lenders as the applicable Lender determines in its sole discretion.

2.15 Payments with Respect to Defaulting Lenders. No payments of principal, interest or fees delivered to the Administrative Agent for the account of any Defaulting Lender shall be delivered by the Administrative Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Administrative Agent, and the Administrative Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows:

(a) First, if applicable, to any payments due to any Issuing Bank pursuant to Section 2.4(e) of this Agreement or the Administrative Agent under Section 2.1(d), Section 2.3 or Section 2.5 of this Agreement; and

(b) Second, to Loans required to be made by such Defaulting Lender on any borrowing date to the extent such Defaulting Lender fails to make such Loans; and

(c)  Third, to the payment of any amount due to the Borrower under Section 2.5(b) of this Agreement.

Notwithstanding the foregoing, upon the termination of the Commitments and the payment and performance of all of the Indebtedness and other obligations of the Borrower under this Agreement (other than those owing to a Defaulting Lender), any funds then held in escrow by the Administrative Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender.

2.16 Upfront Fees. Borrower shall pay to each of the Lenders on the Closing Date the upfront fees in the amounts determined for each Lender in accordance with the term sheet dated August 18, 2006 contained in the Confidential Information Materials.

2.17 Administrative Agent Fees. The Borrower shall pay to the Administrative Agent for its own account the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

2.18 Substitution of Lender. If (a) the obligation of any Lender to make or maintain Libor Loans has been suspended pursuant to Section 2.10 of this Agreement when not all Lenders’ obligations to do so have been suspended, (b) any Lender has demanded compensation under Sections 2.9 or 2.10 of this Agreement, or Yield Protection under Section 2.19 of this Agreement or a payment for a change in Capital Adequacy Regulations under Section 2.20 of this Agreement, in each case when all Lenders have not done so, (c) any Lender is a Defaulting Lender or (d) any payment of Taxes by the Borrower is required under Section 2.11 hereof, the Borrower shall have the right, if no Default then exists, to replace such Lender (a “Replaced Lender”) with one or more other lenders (each, a “Replacement Lender”) reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 2.18, each Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to which the Replacement Lender shall acquire the Commitments and outstanding Loans and other obligations of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) the amount of principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) the amount of all accrued, but theretofore unpaid, fees and expenses, if applicable, owing to the Replaced Lender hereunder and (C) the amount which would be payable by the Borrower to the Replaced Lender pursuant to Section 2.7(a)(ii) of this Agreement, if any, if the Borrower prepaid at the time of such replacement all of the Loans of such Replaced Lender outstanding at such time and (ii) all obligations of the Borrower under this Agreement and the other Loan Documents then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrower to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder. The provisions of this Agreement shall continue to govern the rights and obligations of a Replaced Lender with respect to any Loans made or any other actions taken by such Replaced Lender while it was a Lender. Nothing herein shall release any Defaulting Lender from any obligation it may have to the Borrower, the Administrative Agent, any Issuing Bank, Swingline Lender or any other Lender.

2.19 Yield Protection. If the introduction of any change in, or change in the interpretation of, after the date of this Agreement, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change or modification thereof,

(a) has the effect of changing the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder (excluding income taxes and franchise taxes (imposed in lieu of income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein, other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), or

(b) has the effect of increasing or deeming applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or

(c) imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining loans or reduces any amount receivable by any Lender in connection with loans, or requires any Lender to make any payment calculated by reference to the amount of loans held or interest received by it (excluding for such purpose “Taxes” as to which Section 2.11 shall apply), by an amount reasonably deemed material by such Lender, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender reasonably determines is attributable to making, funding and maintaining its Loans or its Commitment.

2.20 Changes in Capital Adequacy Regulations. If a Lender reasonably determines the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). As used herein, “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States of America on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States of America implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

2.21 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate office, branch or Affiliate with respect to its Libor Loans to reduce any liability of Borrower to such Lender under Sections 2.9, 2.11, 2.19 and 2.20 of this Agreement, so long as such designation is not disadvantageous to such Lender in any material respect. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 2.9, 2.11, 2.19 or 2.20 of this Agreement. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall state that amounts determined in accordance with such procedures are being charged by such Lender to other Borrower with credit facilities similar to this Agreement and credit characteristics comparable to the Borrower as determined by such Lender and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such sections in connection with a Libor Loans shall be calculated as though each Lender funded such Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the interest rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 2.9, 2.19 and 2.20 of this Agreement shall survive payment of the Indebtedness under this Agreement and termination of this Agreement. The Borrower shall have no obligation to compensate any Lender with respect to amounts provided in Sections 2.19 and 2.20 of this Agreement with respect to any period prior to the date which is ninety (90) days prior to the date such Lender delivers its written statement hereunder requesting compensation.

ARTICLE III. CONDITIONS TO THE CREDIT

The Lenders’ agreement to lend, contained in this Agreement, shall be effective only upon fulfillment of the following conditions at or prior to the date specifically set forth herein.

3.1 No Default. (i) There not existing at the time such Loan is to be made any Event of Default or Default and (ii) such Lender not reasonably believing that any Event of Default or Default so exists or, if such Loan is made, will occur or exist.

3.2 Representations and Warranties. (i) Each representation and warranty made in this Agreement being true and correct in all material respects as of the date of this Agreement and, except to the extent updated in a certificate executed by a Responsible Officer of Borrower and received by each Lender before the time such Loan is to be made, as of such time, (ii) each other representation and warranty made to any Lender by or on behalf of the Borrower pursuant to any Loan Document before the time such Loan is to be made being true and correct in all material respects as of the date thereof, (iii) each financial statement provided to any Lender by or on behalf of the Borrower pursuant to any Loan Document before the time such Loan is to be made having fairly presented the financial information it purports to reflect as of the date thereof and (iv) such Lender not reasonably believing that (A) any such representation or warranty, except to the extent so updated, was or is other than true and correct in all material respects as of any date or time of determination of the truth or correctness thereof, (B) any event or condition the occurrence, non-occurrence, existence or non-existence of which is a subject of any such representation or warranty would have any Material Adverse Effect or (C) any such financial statement did not so fairly present such information as of the date thereof.

3.3 Proceedings. Such Lender being satisfied as to each corporate or other proceeding of the Borrower or any Subsidiary in connection with any transaction contemplated by this Agreement.

3.4 Closing Conditions. The receipt by each Lender on the date of this Agreement, or the Swingline Lender or the Issuing Banks, as appropriate, unless otherwise indicated, of the following, in form and substance satisfactory to each Lender:

(a) A Revolving Loan Note payable to the order of such Lender, appropriately completed and duly executed by the Borrower;

(b) A request for the Revolving Loan determined by the Administrative Agent to meet the requirements for such a request set forth in Section 2.1 of this Agreement;

(c) An Alternative Currency Note payable to the order of each Lender appropriately completed and duly executed by the Borrower;

(d) A Swingline Note payable to the order of the Swingline Lender appropriately completed and duly executed by the Borrower;

(e) An Amended and Restated Continuing, Absolute and Unconditional Guaranty Agreement in favor of the Administrative Agent appropriately completed and duly executed by each Domestic Subsidiary, unlimited as to amount;

(f) (i) An Amended and Restated General Security Agreement in favor of the Administrative Agent, appropriately completed and duly executed by Borrower and each Domestic Subsidiary, covering, together with all other personal property and fixtures of such Person, all of the issued and outstanding shares of each class of stock and other ownership interests of Borrower in each Domestic Subsidiary and 65% of the issued and outstanding shares of each class of stock and other ownership interests of Borrower in Moog Europe Holdings y

Cia, S.L.S. and each other Directly-Owned Foreign Subsidiary, together with each agreement, instrument and other writing evidencing any security covered thereby, and (ii) amended negative pledge agreements appropriately completed and duly executed by Moog Europe Holdings y Cia Sociedad Commandataria and Moog Holding GmbH KG, respectively, pledging not to make any sale, assignment, contribution, transfer or other disposition of the stock or other ownership interests of any of their direct or indirect subsidiaries except as otherwise permitted under this Agreement, and pledging not to consent to or permit the creation of any Lien upon the stock or other ownership interests in any of their direct subsidiaries or consent to or permit the creation of any Lien upon the stock or other ownership interests of any of their indirect subsidiaries;

(g) Amended Patent, Trademark and Copyright Collateral Assignments and Security Agreements in favor of the Administrative Agent, appropriately completed and duly executed by the Borrower and each Domestic Subsidiary;

(h) Mortgage Modification Agreements or Deed of Trust Modification Agreements and Modified Assignments of Leases and Rents in favor of the Administrative Agent, as deemed necessary by the Administrative Agent, appropriately completed and duly executed by, as required, the Borrower or the applicable Subsidiary in order to continue the existing liens on real property of the Borrower and certain Subsidiaries on the properties described in part B of the Background Section of this Agreement;

(i) Satisfactory updated title searches or title insurance policy endorsements to the existing mortgagee’s title insurance policies issued to Administrative Agent in connection with the 2003 Agreement relating to the real property covered by the Mortgages, Deeds of Trust and Assignments of Leases and Rents referred to in Section 3.4(g);

(j) An opinion of Hodgson, Russ LLP, counsel to the Borrower, addressed to each Lender and counsel to the Administrative Agent, and in form and content satisfactory to the Administrative Agent, substantially in the form of the opinion issued in connection with the 2003 Agreement, but to include such matters relative to the Subordinated Indenture as the Administrative Agent shall reasonably require;

(k) Evidence that each of the Borrower and all Domestic Subsidiaries are (i) in good standing under the Law of the jurisdiction in which it is organized and (ii) duly qualified and in good standing as a foreign Person of its type authorized to do business in each jurisdiction in which such qualification is necessary except where the failure to so qualify would not have any Material Adverse Effect;

(l) A copy of the certificate or articles of incorporation or organization, by-laws, operating or partnership agreement or other charter, organizational or governing document of each of the Borrower and all Domestic Subsidiaries certified by its Secretary, or a Person having functions with respect to it similar to those of the Secretary of a corporation, to be complete and accurate;

(m) Evidence of the taking and the continuation in full force and effect of each corporate or other action of the Borrower or any other Person necessary to authorize the obtaining of all Loans by the Borrower, the execution, delivery and performance of each Loan Document by each Person other than any Lender and the imposition or creation of each security interest, mortgage and other lien and encumbrance imposed or created pursuant to any Loan Document;

(n) Evidence (i) that no asset subject to any mortgage, security interest or other lien or encumbrance pursuant to any Security Document is subject to any other security interest, mortgage or other lien or encumbrance, except for Permitted Encumbrances, and (ii) of the making of each recording and filing, and of the taking of each other action, deemed necessary or desirable by the Administrative Agent at the sole option of the Administrative Agent to perfect or otherwise establish, preserve or protect the priority of any such security interest, mortgage or other lien or encumbrance;

(o) Evidence that each requirement contained in any Loan Document with respect to insurance is being met;

(p) Each additional agreement, instrument and other writing (including, but not limited to, each agreement, instrument and other writing intended to be filed or recorded with any Governmental Authority to perfect or otherwise establish, preserve or protect the priority of any security interest, mortgage or other lien or encumbrance created or imposed pursuant to any Loan Document; and

(q) Receipt by the Administrative Agent of an Omnibus Assignment Agreement in form and content satisfactory to the Administrative Agent whereby each of the lenders under the 2003 Agreement assigns to the Administrative Agent the indebtedness owed to them by Borrower and endorses and delivers to the Administrative Agent the notes evidencing such indebtedness.

Payment of all costs and expenses incurred as of the Closing Date by the Administrative Agent and payable pursuant to Section 9.1 of this Agreement.

3.5 Conditions to Subsequent Borrowing and Issuance. The obligation of the appropriate Lender to make a Loan to Borrower or issue or renew a Letter of Credit (collectively, “Issuance”) and the right of the Borrower to request a Loan or Issuance after the date of this Agreement shall each be subject to the further conditions that on the date of the making of such Loan or such Issuance:

(a) Each of the conditions listed in Section 3.4 shall have been satisfied or waived in accordance with this Agreement.

(b) The following statements shall be true and the Administrative Agent shall have received a Request Certificate signed by a Responsible Officer of Borrower dated the date of such Loan or Issuance stating that:

(i) there does not exist at the time such Loan or Issuance is to be made any Event of Default, Default or Material Adverse Effect;

(ii) each representation and warranty made in this Agreement and any Loan Document to which the Borrower is a party and in any certificate, document or financial or other statement furnished at any time thereunder is true, correct and complete in all material respects with the same effect as though such representations and warranties had been made as of the time such Loan or Issuance is to be made, except to the extent any such representation and warranty relates solely to an earlier date, or to the extent any such representation and warranty has been updated in a certificate executed by a Responsible Officer and received by the Administrative Agent before the time such Loan or Issuance is to be made; and

(iii) the incurrence of such Loan or Issuance is permitted by the terms of the Subordinated Indenture and will constitute Senior Debt and Designated Senior Debt under, and as defined in, the Subordinated Indenture.

(c) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent may reasonably, in both time and scope, request, and all legal matters incident to such Loan or Issuance shall be satisfactory to counsel to the Administrative Agent.

3.6 Subsequent Extensions of Credit. Subsequent to the satisfaction of the conditions set forth herein, each request to the Administrative Agent for a Revolving Loan, Alternative Currency Loan, Swingline Loan or Letter of Credit after the date hereof shall constitute confirmation by the Borrower of all the factual matters set forth in the form of Compliance Certificate as of the date of such request in the same manner as if a written Compliance Certificate had been delivered, and such factual matters shall be true in all material respects on the date such Revolving Loan, Swingline Loan, Alternative Currency Loan or Letter of Credit is made or issued. No Revolving Loan, Swingline Loan, Alternative Currency Loan or Letter of Credit shall be made if such certification is not made without qualification.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

The Borrower makes the following representations and warranties:

4.1 Corporate Status. Borrower, each Guarantor and each other Subsidiary is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, and in good standing or in full force and effect under the laws of its jurisdiction of organization; has powers and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of such business requires such licensing or such qualification except where the failure to do so has not had or will not have a Material Adverse Effect; and has all necessary power and authority to enter into this Agreement and to execute, deliver and perform this Agreement, the Notes, the other Loan Documents and any other document executed in connection with this Agreement to which it is a party, all of which have been duly authorized by all proper and necessary entity and shareholder action. Schedule 4.1 hereto lists, as of the Closing Date, each Subsidiary and the direct and indirect ownership interests of the Borrower therein.

4.2 Valid and Binding Obligation. This Agreement, the Notes, the Loan Documents, and any other document executed in connection herewith to which Borrower, any Guarantor or other Subsidiary is a party, will constitute the legal, valid and binding obligations of the Borrower, such Guarantor or other Subsidiary a party thereto, enforceable in accordance with their respective terms, except as enforceability (i) may be limited by state, provincial or federal bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and (ii) may be subject to equity principles in the event equitable remedies are sought.

4.3 No Pending Litigation. Except as set forth on Schedule 4.3 of this Agreement, there are not any actions, suits, proceedings (whether or not purportedly on behalf of Borrower, any Guarantor or any other Subsidiary) or investigations pending or, to the knowledge of Borrower, such Guarantor or any other Subsidiary, threatened against Borrower, such Guarantor or any Subsidiary or any basis therefore, which, in any case or in the aggregate, have had or will have a Material Adverse Effect, or which question the validity of this Agreement, the Notes, any other Loan Documents, or any other documents required by this Agreement, or any action taken or to be taken pursuant to any of the foregoing.

4.4 No Consent or Filing. No consent, license, approval or authorization of, or registration, declaration or filing with, any court, Governmental Authority or other Person or entity is required in connection with the valid execution, delivery or performance of this Agreement, the Notes, any other Loan Documents, or any other documents required by this Agreement to which Borrower or any Subsidiary is a party, or in connection with any of the transactions contemplated thereby other than the filing of financing statements and the recording of mortgages or deeds of trust on any Collateral which filings and recordings were made prior to the Closing Date.

4.5 No Violations. The execution and delivery of, and to the best of Borrower’s knowledge, the performance of, the Loan Documents, will not violate any term of its certificate of incorporation, by-laws, or of any mortgage, borrowing agreement or other material instrument or agreement pertaining to Indebtedness for borrowed money, the violation of which has had or will have a Material Adverse Effect, and will not result in the creation of any Lien upon any properties or assets except in favor of Administrative Agent and the Lenders, except for such Lien that has not had or will not have a Material Adverse Effect. The execution, delivery, and to the best of Borrower’s knowledge, the performance of the other Loan Documents to which each Guarantor or Subsidiary is a party will not violate any term of its certificate of incorporation, partnership, articles of association, operating agreement or by-laws, or of any mortgage, borrowing agreement or other material instrument or agreement pertaining to Indebtedness for borrowed money, the violation of which has had or will have a Material Adverse Effect. To the best of Borrower’s knowledge, neither Borrower, any Guarantor nor any Subsidiary is in violation of any term of any other indenture, instrument or agreement to which it is a party or by which it may be bound, the violation of which has had or will have a Material Adverse Effect. Neither Borrower, any Guarantor nor any Subsidiary is in violation of any order, writ, judgment, injunction or decree of any court of competent jurisdiction or, of any statute, rule or regulation of any competent governmental authority, the violation of which has had or will have a Material Adverse Effect.

4.6 Financial Statements. Borrower has furnished to the Administrative Agent and the Lenders Borrower’s quarterly report on Form 10-Q dated August 10, 2006 as filed with the SEC (“Form 10-Q”) showing the financial condition of Borrower as of such date, which document presents fairly the financial position of Borrower and its Subsidiaries as of such date and the results of its operations and changes in its financial position for such period then ended and has been prepared in conformity with GAAP applied on a basis consistent with that of similar periods for preceding years.

4.7 No Material Adverse Change. Since July 1, 2006, there has been no change in the financial or other condition, business affairs or prospects of Borrower and Borrower’s Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or will have, a Material Adverse Effect.

4.8 Tax Returns and Payments. The Borrower and its Subsidiaries have filed all federal income tax returns. The Borrower and its Subsidiaries have filed all other tax returns, domestic and foreign, required to be filed by it and has paid all taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith and except where the failure to so file has not had or will not have a Material Adverse Effect. The Borrower and its Subsidiaries have established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. Neither the Borrower nor any Subsidiary knows of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and any Subsidiary has made, has had or will have a Material Adverse Effect.

4.9 Title to Properties, etc. The Borrower and its Subsidiaries have good and marketable title, in the case of real property, and good title (or valid leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Encumbrances. The interests of the Borrower and any Subsidiary in the properties reflected in the most recent balance sheet referred to in Section 4.7, taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrower and any Subsidiary.

4.10 Lawful Operations, etc. The Borrower and its Subsidiaries: (i) hold all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business, except to the extent the failure to so hold has not and will not have a Material Adverse Effect; and (ii) are in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, has had or will have a Material Adverse Effect.

4.11 Environmental Matters.(a) The Borrower and its Subsidiaries are in compliance with all Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) have not had or will not have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrower and any Subsidiary under any Environmental Law have been secured and the Borrower and its Subsidiaries are in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith has not had or will not have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or that would affect the ability of the Borrower or such Subsidiary to operate any real property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults, in the aggregate, have not had or will not have a Material Adverse Effect. There are no claims under any Environmental Laws (“Environmental Claim”) pending or to the knowledge of Borrower, threatened which have had or will have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any real property now or at any time owned, leased or operated by the Borrower or any Subsidiary or on any property adjacent to any such real property, that are known by the Borrower or as to which the Borrower or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of any Environmental Claim against the Borrower or any Subsidiary or any real property of the Borrower or any Subsidiary; or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate have not had and will not have a Material Adverse Effect.

(b) Hazardous Substances have not at any time been (i) generated, used, treated or stored on, or transported to and from any real property of the Borrower or any Subsidiary or (ii) released on any such real property, in each case where such occurrence or event is not in compliance with Environmental Laws and has had or will have a Material Adverse Effect.

4.12 Compliance with ERISA. Compliance by the Borrower with the provisions hereof and in the incurrence of the Indebtedness under this Agreement will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Borrower and their Subsidiaries (i) have fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Pension Plan, (ii) have satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) are in compliance with all other applicable provisions of ERISA and the Code with respect to each Pension Plan, each

Multiemployer Plan and each Multiple Employer Plan, except to the extent failure to comply has not had, and will not have, a Material Adverse Effect and (iv) have not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Pension Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Pension Plan or trust created thereunder has been terminated. There has been no Reportable Event with respect to any Pension Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which Reportable Event will or could result in the termination of such Pension Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither Borrower nor any ERISA Affiliate is at the date of this Agreement, or has been at any time within the two years preceding the date of this Agreement, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed in accordance with GAAP in the financial statements delivered to the Lenders in accordance with this Agreement.

4.13 Investment Company Act, etc. Neither the Borrower nor any Subsidiary is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Energy Policy Act of 2005, as amended, or any applicable state public utility law.

4.14 Insurance. The Borrower and its Subsidiaries maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in each case in compliance with the terms of the Loan Documents.

4.15 Burdensome Contracts; Labor Relations. Neither the Borrower nor any Subsidiary (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, walk out or other concerted interruptions of operations by employees of the Borrower or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of the Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any pending or, to the knowledge of the Borrower, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any significant pending or, to the knowledge of the Borrower, threatened strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of the Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Borrower or any Subsidiary, except (with respect to any matter specified in any of the above clauses) for such matters as, individually or in the aggregate, which have not had or will not have a Material Adverse Effect.

4.16 Liens. Once executed and delivered, each of the Security Documents creates, as security for the Indebtedness of the Borrower to the Lenders or the obligations for the Guarantors under their respective Guaranty, a valid and enforceable, and upon making the filings and recordings referenced in the next sentence, perfected Lien on all of the Collateral subject thereto from time to time, in favor of the Administrative Agent for the benefit of the Lenders, superior to and prior to the rights of all third persons and subject to no other Liens, except that the Collateral under the Security Documents may be subject to Permitted Encumbrances. No filings or recordings are required under U.S. Law in order to perfect the Liens created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

4.17 Defaults. No Default or Event of Default exists as of the Closing Date hereunder, nor will any Default or Event of Default begin to exist immediately after the execution and delivery hereof.

4.18 Anti-Terrorism Law Compliance. Neither the Borrower nor any Subsidiary is subject to or in violation of any law, regulation, or list of any governmental agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or any Issuing Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.

4.19 Intellectual Property. Each of the Borrower, the Guarantors and other Subsidiaries owns, or is licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and process necessary for the conduct of its business as currently conducted (collectively, the “Intellectual Property”) except for those the failure to own or license which has not had or will not have a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use by the Borrower, any Guarantor or any other Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower, any Guarantor or any other Subsidiaries know of any valid basis for any such claim, to the knowledge of the Borrower the use of such Intellectual Property by the Borrower, any Guarantors and any other Subsidiaries does not infringe on the rights of any Person, and, to the knowledge of the Borrower, no such Intellectual Property of the Borrower, any Guarantor and any other Subsidiaries has been infringed, misappropriated or diluted by any other Person except for such claims, infringements, misappropriation and dissolution that, in the aggregate, has not had or will not have a Material Adverse Effect.

4.20 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Materials or any other certificate furnished by or on behalf of Borrower or the Guarantors to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information or certificate was so furnished (or, in the case of the Confidential Information Materials, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The financial statements contained in the materials referenced above, in conformity with GAAP, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In addition, the projections and pro forma financial information contained in the materials referenced above are not guarantees of future performance and are subject to factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the projections and pro forma financial information. Certain of those factors, risks and uncertainties are referred to in Borrower’s Form 10-Q, filed on August 10, 2006.

ARTICLE V. AFFIRMATIVE COVENANTS

During the term of this Agreement, and so long thereafter as any Indebtedness of Borrower to the Administrative Agent or the Lenders shall remain unpaid, including any Indebtedness for fees and expenses, Borrower will and shall cause each of its Subsidiaries to:

5.1 Payments. Duly and punctually pay the principal of, interest on, and all fees, expenses and charges on, all Indebtedness incurred by Borrower pursuant to this Agreement in the manner set forth in this Agreement.

5.2 Reporting Requirements. Furnish to the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, (i) audited Consolidated financial statements of Borrower and Borrower’s Subsidiaries as of the end of such year, fairly presenting Borrower’s financial position, which statements shall consist of a balance sheet and related statements of income, stockholders’ equity, and cash flow covering the period of Borrower’s immediately preceding fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such Consolidated financial statements of independent certified public accountants of recognized national standing selected by Borrower and satisfactory to the Administrative Agent which opinion shall be unqualified or shall be qualified only as to consistency and shall (A) state that such accountants audited such financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such Consolidated financial statements present fairly, in all material respects, the Consolidated financial position of Borrower and its Subsidiaries as of the end of such fiscal year and the consolidated results of operations and cash flows for such fiscal year in conformity with GAAP, or (B) contain such statements as are customarily included in unqualified (or qualified only as to consistency) reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization), and (ii) internally prepared Consolidating financial statements of Borrower and Borrower’s Subsidiaries as of the end of such year which statements shall consist of a balance sheet and related statements of income covering the period of Borrower’s immediately preceding fiscal year, all in reasonable detail.

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the close of the first three fiscal quarters in each fiscal year of Borrower, the unaudited Consolidated balance sheets of Borrower and Borrower’s Consolidated Subsidiaries as at the end of such quarterly period and the related unaudited Consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited Consolidated statements of income, comparative figures for the related periods in the prior fiscal year, to be certified by a Responsible Officer of Borrower, on behalf of Borrower, to be in accordance with the records of Borrower and each Subsidiary and to present fairly taken as a whole the results of the operations of Borrower and all Subsidiaries for, as applicable, such fiscal quarter, and the financial position of Borrower and all Subsidiaries as of the end of such fiscal quarter, subject to changes resulting from normal year-end audit adjustments.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 5.2(a) and (b), a certificate (“Compliance Certificate”), in substantially the form attached hereto as Exhibit E, on behalf of Borrower by a Responsible Officer to the effect that (i) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Borrower propose to take with respect thereto, and (ii) the representations and warranties of the Borrower are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Sections 6.1, 6.2, 6.3 and 6.4.

(d) Annual Budget. Within forty-five (45) days after the start of each fiscal year of Borrower, a Consolidated budget for Borrower and its Subsidiaries for such fiscal year consisting of a balance sheet and income statement, all in reasonable detail.

(e) Notices. Promptly, and in any event within three (3) Business Days after Borrower or any Subsidiary obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; or

(ii) the commencement of, or any other material development concerning any litigation or governmental or regulatory proceeding pending against the Borrower or any Subsidiary or the occurrence of any other event, if the same has had or will have a Material Adverse Effect.

(f) ERISA. Promptly, and in any event within ten (10) Business Days after Borrower or any Subsidiary knows of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate by a Responsible Officer setting forth the full details as to such occurrence and the action, if any, that Borrower or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Borrower or the Subsidiary, the PBGC, a Pension Plan participant or the Pension Plan administrator with respect thereto (i) the occurrence of a Reportable Event with respect to any Pension Plan; (ii) the institution of any steps by Borrower, any Subsidiary, the PBGC or any other Person to terminate any Pension Plan; (iii) the institution of any steps by Borrower or any Subsidiary to withdraw from any Pension Plan; (iv) the institution of any steps by Borrower or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $25,000,000; (v) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Pension Plan; (vi) a determination that a Pension Plan has an unfunded current liability exceeding $25,000,000; or (vii) the taking of any material action by, or the threatening of the taking of any material action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(g) Environmental Matters. Promptly upon, and in any event within ten (10) Business Days after, an officer of Borrower or any Subsidiary obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following has had or will have a Material Adverse Effect: (i) any pending or threatened Environmental Claim against the Borrower or any Subsidiary or any real property owned or operated by the Borrower or any Subsidiary; (ii) any condition or occurrence on or arising from any real property owned or operated by the Borrower or any Subsidiary that (A) results in noncompliance by the Borrower or any Subsidiary with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Subsidiary or any such real property; (iii) any condition or occurrence on any real property owned, leased or operated by the Borrower or any Subsidiary that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any Subsidiary of such real property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any real property owned, leased or operated by the Borrower or any Subsidiary as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim, Borrower’s or any Subsidiary’s response thereto and the potential exposure in Dollars of the Borrower and any Subsidiary with respect thereto.

(h) SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements and all annual or quarterly reports that Borrower or any of its Subsidiaries is required to file with the SEC on Form 10-K or 10-Q or 8--K (or any successor forms).

(i) Annual, Quarterly and Other Reports. Promptly after transmission thereof to its stockholders, copies of each annual, quarterly and other reports and all proxy statements that Borrower furnishes to its stockholders generally.

(j) Other Notices. Promptly after the transmission or receipt thereof, as applicable, copies of all material notices received or sent by Borrower or any Subsidiary to or from a holder of any Material Indebtedness or any trustee with respect thereto.

(k) Other Information. Promptly, but in any event within ten (10) days after a request therefore, such other information or documents (financial or otherwise) related to the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request from time to time, subject to any applicable Law that restricts, or any applicable agreement with any Person other than all Subsidiaries and Affiliates that in good faith restricts, the disclosure of such information.

5.3 Books, Records and Inspections. Upon the reasonable prior request of the Administrative Agent or the Required Lenders and subject to (i) any applicable Law that restricts, or any applicable agreement with any Person other than all Subsidiaries and Affiliates that in good faith restricts, the disclosure of any information obtained pursuant to such request and (ii) the maintenance of the confidentiality of any such information by each Lender, promptly permit each officer, employee, accountant, attorney and other agent of each Lender to, without unreasonably disrupting the business or operations of the Borrower or such Domestic Subsidiary, (A) visit and inspect each of the premises of the Borrower and each Domestic Subsidiary, (B) subject to, if reasonably requested by the Borrower, the execution and delivery of a confidentiality agreement similar to those generally used in significant corporate acquisitions and mergers, examine, audit, copy and extract each record of the Borrower and each Domestic Subsidiary and (C) discuss the business, operations, assets, affairs and condition (financial or other) of the Borrower and each Domestic Subsidiary with each responsible officer of the Borrower and each Domestic Subsidiary and each independent accountant of the Borrower and each Domestic Subsidiary.

5.4 Insurance. (a) The Borrower will, and will cause each Subsidiary to (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards, and (ii) forthwith upon the Administrative Agent’s or any Lender’s written request, furnish to the Administrative Agent or such Lender such information about such insurance as the Administrative Agent or such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to the Administrative Agent or such Lender and certified by a Responsible Officer.

(b) The Borrower will, and will cause each of the Guarantors to, at all times keep their respective property that is subject to the Lien of any of the Loan Documents insured in favor of the Administrative Agent, and all policies or certificates (or certified copies thereof) with respect to each insurance (and any other insurance maintained by the Borrower or any such Subsidiary shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as a lender’s loss payee and mortgagee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured as its interests may appear). The Borrower shall deliver to the Administrative Agent contemporaneously with the expiration or replacement of any policy of insurance required to be maintained by this Agreement a certificate as to the new or renewal policy. The Borrower shall advise the Administrative Agent promptly upon the cancellation, material reduction or material amendment of any policy. If requested to do so by the Administrative Agent at any time, the Borrower shall deliver copies of all insurance policies maintained by the Borrower as required by this Agreement. The Administrative Agent shall deliver copies of any certificates of insurance to a Lender upon such Lender’s reasonable request.

(c) If the Borrower or any Guarantor shall fail to maintain any insurance in accordance with this Section, or if Borrower or any Guarantor shall fail to so endorse and deliver or deposit all endorsements or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation), upon prior written notice to the Borrower to procure such insurance and the Borrower agree to reimburse the Administrative Agent on demand for all costs and expenses of procuring such insurance.

5.5 Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, will become a Lien or charge upon any properties of the Borrower or any Subsidiary; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP. Without limiting the generality of the foregoing, the Borrower will, and will cause each Subsidiary to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law, except where the failure to do so has not had and will not have a Material Adverse Effect.

5.6 Corporate Franchises. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability company existence, rights and authority; provided, however, that nothing in this Section shall be deemed to prohibit any transaction permitted by Section 7.8.

5.7 Good Repair. The Borrower will, and will cause each Subsidiary to, ensure that its material properties and equipment are used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear expected, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

5.8 Compliance with Law. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which has not had or will not have a Material Adverse Effect.

5.9 Compliance with Environmental Laws. Without limitation of the covenants contained in Section 5.8:

(a) The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all real property now or hereafter owned, leased or operated by the Borrower or any Subsidiary, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP and except to the extent that failure to comply with such Environmental Laws, has not had, and will not have a Material Adverse Effect.

(b) The Borrower will keep or cause to be kept, and will cause each Subsidiary to keep or cause to be kept, all such real property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Encumbrances or such Liens that will not and have not had a Material Adverse Effect.

(c) Neither the Borrower nor any Subsidiary will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any real property now or hereafter owned, leased or operated by the Borrower or any Subsidiary or transport or permit the transportation of Hazardous Substances to or from any such real property other than in compliance with applicable Environmental Laws, except for such noncompliance as has not had and will not have a Material Adverse Effect.

(d) If required to do so under any applicable order of any Governmental Authority, the Borrower will undertake, and cause each Subsidiary to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Substances from any real property owned, leased or operated by the Borrower or any Subsidiary in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP.

(e) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time after the Lenders receive notice under Section 5.1(f) for any claimed violation of any Environmental Law involving potential expenditures by Borrower or any Subsidiary in excess of $25,000,000 in the aggregate for any real property, the Borrower will provide, at Borrower’s sole cost and expense, an environmental site assessment report concerning any such real property now or hereafter owned, leased or operated by Borrower or any Subsidiary, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Substances and the potential cost of any removal or a remedial action in connection with any Hazardous Substances on such real property. If the Borrower fails to provide the same within ninety (90) days after such request was made, the Administrative Agent may order the same, and Borrower shall grant and hereby grants, to the Administrative Agent and the Lenders and their agents, access to such real property and specifically grants the Administrative Agent and the Lenders and their agents, access to such real property and specifically grants the Administrative Agent and the Lenders and irrevocable non-exclusive license, subject to the rights of tenants, to undertake such assessment, all at the Borrower’s expense.

5.10 Certain Subsidiaries to Become Guarantors. In the event that at any time after the Closing Date Borrower creates, holds, acquires or at any time has any Subsidiary (other than Non-Material Subsidiaries and Foreign Subsidiaries as to which Section 5.11(b) applies) that is not a Guarantor, Borrower will immediately, but in any event within five (5) Business Days, notify the Administrative Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section. Borrower will, within fifteen (15) days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a Guaranty duly executed by such Subsidiary, and (ii) if such Subsidiary is a corporation, resolutions of the Board of Directors of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such Guaranty, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such a Guaranty as the Administrative Agent may reasonably request. If any Subsidiary is required to provide a Security Agreement, whether pursuant to Section 5.11(a) or otherwise, such Subsidiary shall also be subject to the requirements of this Section 5.10.

5.11 Additional Security; Further Assurances.

(a) Additional Security. Subject to subpart (b) below, if Borrower or any Guarantor acquires, owns or holds any personal property that is not at the time included in the Collateral, the Borrower will promptly notify the Administrative Agent in writing of such event, identifying the property or interests in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, and Borrower will cause such Subsidiary to, within 30 days following a request by the Administrative Agent (or such longer period as the Administrative Agent shall deem reasonable under the circumstances), grant to the Administrative Agent for the benefit of the Lenders a Lien on such personal property pursuant to the terms of such security agreements, assignments or other documents as the Administrative Agent deems appropriate (collectively, the “Additional Security Document”). Furthermore, the Borrower shall cause to be delivered to the Administrative Agent such resolutions and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document, all of which documents shall be in form and substance reasonably satisfactory the Administrative Agent.

(b) Foreign Subsidiaries. Notwithstanding anything in subpart (a) above or elsewhere in this Agreement to the contrary, Borrower shall not be required to pledge (or cause to be pledged) more than 65% of the Equity Interests in any first tier Foreign Subsidiary of Borrower, or any of the equity interests in any other Foreign Subsidiary, or to cause any Foreign Subsidiary to become a Guarantor or execute and deliver a Security Agreement, if to do so would subject Borrower to liability for any potential additional United States income taxes by virtue of Section 956 of the Code, determined without regard to the availability of foreign tax credits.

(c) Further Assurances. Borrower will, and will cause each Subsidiary, at the expense of Borrower, to make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to any Collateral covered by any of the Loan Documents as the Administrative Agent may reasonably require. If at any time the Administrative Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

5.12 Accounting; Reserves; Tax Returns. Cause each of the Borrower and any Subsidiary at all times to (i) maintain a system of accounting established and administered in material accordance with GAAP, and (ii) file each tax return it is required to file except where the failure to so file will not and has not had a Material Adverse Effect.

5.13 Liens and Encumbrances. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business that any asset of Borrower or any Subsidiary has or may become subject to any Lien other than Permitted Encumbrances, provide to each Lender a certificate executed by a Responsible Officer of Borrower and specifying the nature of such Lien and what action such Borrower has taken, is taking or proposes to take with respect thereto.

5.14 Defaults and Material Adverse Effects. Promptly upon acquiring knowledge or reason to know in the ordinary course of its business of the occurrence or existence of (i) any Event of Default or Default or (ii) any event or condition that has had or will have any Material Adverse Effect, provide to each Lender a certificate executed by a Responsible Officer and specifying the nature of such Event of Default, Default, event or condition, the date of occurrence or period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

5.15 Further Actions. Promptly upon the request of the Administrative Agent, execute and deliver or cause to be executed and delivered each writing, and take or cause to be taken each other action, that the Administrative Agent shall deem necessary or desirable at the sole option of the Administrative Agent to perfect or otherwise preserve or protect the priority of any security interest, mortgage or other lien or encumbrance imposed or created pursuant to any Loan Document or to correct any error in any Loan Document.

ARTICLE VI. FINANCIAL COVENANTS

During the term of this Agreement, and so long thereafter as any of the Indebtedness of the Borrower to the Administrative Agent or the Lenders, including any Indebtedness for fees and expenses, shall remain unpaid, Borrower will:

6.1 Consolidated Net Worth. Assure that at as of the end of each fiscal quarter of Borrower ending after the date of this Agreement, the Consolidated Net Worth of Borrower is not less than $550.0 million.

6.2 Interest Coverage Ratio. Assure that as of the end of each fiscal quarter of Borrower ending after the date of this Agreement, the Interest Coverage Ratio is not less than 3.0 to 1.0.

6.3 Leverage Ratio. Assure that as of the end of each fiscal quarter of Borrower ending after the date of this Agreement, the Leverage Ratio does not exceed 3.50 to 1.0.

6.4 Consolidated Capital Expenditures. Assure that Consolidated Capital Expenditures of Borrower do not exceed $85,000,000 in Borrower’s 2007 and 2008 fiscal years or exceed $90,000,000 in any one fiscal year thereafter.

ARTICLE VII. NEGATIVE COVENANTS

During the term of this Agreement and so long thereafter as any of the Indebtedness of the Borrower to the Administrative Agent or the Lenders, including any Indebtedness for fees and expenses, shall remain unpaid:

7.1 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any Subsidiary, except for the following permitted indebtedness (collectively, the “Permitted Indebtedness”):

(a) Loan Documents. Indebtedness incurred under this Agreement and the other Loan Documents and under Hedge Agreements;

(b) Existing Indebtedness. Indebtedness of the Borrower and any Subsidiary including Foreign Subsidiaries listed on Schedule 7.1 to this Agreement and existing on the Closing Date, and any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof;

(c) Intercompany Advances. Advances or loans made in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition) among the Borrower and any Subsidiary or among any Subsidiaries.

(d) Subordinated Indebtedness. The existing unsecured Indebtedness of Borrower in connection with the notes (including any replacement or exchange notes) issued pursuant to the Subordinated Indenture, so long as payment of all of such Indebtedness shall be subordinated at all times to payment of the Indebtedness of the Borrower under this Agreement and the other Loan Documents.

(e) Other Indebtedness. Other secured or unsecured Indebtedness of the Borrower to the extent not permitted by any of the foregoing clauses, provided that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the Borrower and any Subsidiary shall be in compliance with the financial covenants set forth in Sections 6.1, 6.2 and 6.3 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iii) the aggregate principal amount of all such other Indebtedness outstanding at any time shall not exceed $100,000,000.

7.2 Encumbrances. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of any of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to Borrower or any Subsidiary, other than for purposes of collection or delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the Uniform Commercial Code or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing restrictions shall not apply to the following permitted encumbrances (collectively, the “Permitted Encumbrances”):

(a) Existing Liens, etc. Liens granted to the Administrative Agent for the benefit of the Lenders pursuant to any Security Document and liens (i) in existence on the Closing Date that are listed on Schedule 7.2, or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of the Indebtedness secured by such Liens is not increased and such Indebtedness is not secured by any additional assets; and

(b) Permitted Indebtedness Liens. Any lien or liens hereafter existing on the assets of the Borrower or any Subsidiary to secure Permitted Indebtedness.

(c) Pledges or Deposits. Any pledge or deposit made by the Borrower or any Subsidiary in the ordinary course of business in connection with any workers’ compensation, unemployment insurance, social security or similar law or to secure the payment of any Indebtedness, liability or obligation in connection with any letter of credit, bid, tender, trade or government contract, lease, surety, appeal or performance bond or law, or any similar Indebtedness or obligation not incurred in connection with the borrowing of any money or the deferral of the payment of the purchase price or lease of any capital asset.

(d) Statutory Liens. Any statutory lien (i) in favor of a Governmental Authority for any amount paid to the Borrower or to any Subsidiary as a progress payment pursuant to a government contract; (ii) securing the payment of any tax, fee, charge, fine or penalty imposed by any Governmental Authority upon Borrower, any Subsidiary or any of their assets, income and franchises but not yet required to be paid by Section 5.5 of this Agreement; or (iii) securing the payment of any claim or demand of any materialman, mechanic, carrier, warehouseman, garageman or landlord against Borrower or any Subsidiary but not yet required to be paid by Section 5.5 of this Agreement.

(e) Other Liens. Any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or similar title exception or encumbrance affecting the title to any real property of the Borrower or any Subsidiary but not interfering with the conduct of its business or operations.

7.3 Investments and Guaranty Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any guaranty other than a Guaranty, except for the following permitted investments (collectively, the “Permitted Investments”):

(a) Investments by Borrower or any Subsidiary in cash and cash equivalents including any readily marketable direct obligation of the United States, or with respect to a Foreign Subsidiary, an obligation of the foreign country in which the principal place of business of such Foreign Subsidiary is located (“Foreign Country”) maturing within one year after the date of acquisition thereof, any time deposit maturing within one year after the date of acquisition thereof and issued by any banking institution that is incorporated under any statute of the United States or any state thereof, or with respect to a Foreign Subsidiary incorporated under any statute of the Foreign Country or any political subdivision thereof, and has a combined capital and surplus of not less than $100,000,000, any demand or savings deposit with any such institution, any Dollar deposits in the London Interbank Market with such banking institution or any subsidiary of any such banking institution, and any commercial paper rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investor Services, Inc.;

(b) to the extent not permitted by the foregoing, Investments existing as of the Closing Date and described on Schedule 7.3 hereto;

(c) Intercompany advances or loans among the Borrower and any Subsidiary, or among any Subsidiaries, made in the ordinary course of business (including, without limitation, in connection with a Permitted Acquisition) or Contingent Obligations incurred by a Subsidiary or by the Borrower, with respect to the obligations of the Borrower or any Subsidiary, entered into in the ordinary course of business; and any other Investment (i) of Borrower or any Subsidiary in any Subsidiary existing as of the Closing Date, (ii) of Borrower in any Guarantor made after the Closing Date, (iii) of Borrower or any Guarantor in any Guarantor made after the Closing Date.

(d) any Investment made by the Borrower or any trustee in respect of the Moog Inc. Supplemental Retirement Plan and the Moog Inc. Supplemental Retirement Plan Trust, each as in effect on the date hereof or as may be amended from time to time; and

(e) any other Investments aggregating not more than $50,000,000 during the term of this Agreement.

7.4 Restricted Payments. The Borrower will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for the following permitted distributions (collectively, the “Permitted Distributions”):

(a) Borrower or any Subsidiary may declare and pay or make distributions that are payable solely in additional shares of its common stock (or warrants, options or other rights to acquire additional shares of its common stock);

(b) (i) any Subsidiary may declare and pay or make Restricted Payments to Borrower or any Guarantor, and (ii) any Foreign Subsidiary may declare and pay or make Restricted Payments to any other Foreign Subsidiary or to Borrower or any Guarantor;

(c) Borrower may make non-cash repurchases or redemptions of stock or other Equity Interests in exchange for stock or stock options; and

(d) Borrower or any Subsidiary may declare and pay or make cash dividends, or stock repurchases on a pro rata basis with respect to its outstanding shares provided such cash dividends and stock repurchases do not exceed a $30,000,000 base amount for the term of this Agreement with such base amount to be supplemented each year by twenty-five percent (25%) of Borrower’s Consolidated Net Income for Borrower’s most recently completed fiscal year (collectively, the “Distribution Amount”) with any undistributed portions of the Distribution Amount to be carried forward each year until actually distributed; and provided further that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrower will be in compliance with the financial covenants set forth in

Sections 6.1, 6.2, 6.3 and 6.4 after giving pro forma effect to each such cash dividend and stock repurchase.

7.5 Limitation on Certain Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to make dividends or distributions or any other interest or participation in its profits owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or a Subsidiary, or to make loans or advances to the Borrower or any other Subsidiaries, or transfer any of its property or assets to the Borrower or any other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.2, (vi) customary restrictions affecting only a Subsidiary under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to Section 7.1, (vii) restrictions affecting any Foreign Subsidiary under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.1, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) any document relating to Indebtedness secured by a Lien permitted by Section 7.2, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, (ix) restrictions contained in the Subordinated Indenture relating to any Indebtedness permitted under Section 7.1(c), and (x) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

7.6 Material Indebtedness Agreements.

(a) Amendments. The Borrower shall not, and shall not permit any Subsidiary to, amend, restate, supplement or otherwise modify any Material Indebtedness without the prior written consent of the Administrative Agent if any such amendment, restatement, supplement or other modification would materially impact the rights or remedies of the Administrative Agent and the Lenders hereunder.

(b) Prepayment and Refinancings of Other Debt, etc. After the Closing Date, the Borrower will not, and will not permit any Subsidiary to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of Borrower or its Subsidiaries that has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease) greater than $25,000,000 (other than the Indebtedness and intercompany loans and advances among Borrower and its Subsidiaries); provided that Borrower or any Subsidiary may refinance or refund any such Indebtedness if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease) is not increased (other than in connection with the capitalization of interest) and the Borrower or any Subsidiary makes any such payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) with the proceeds of the sale of Equity Interests in Borrower.

7.7 Changes in Business. Neither the Borrower nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a Consolidated Basis, which would then be engaged in by the Borrower and any Subsidiary, would be substantially changed from the general nature of the business engaged in by the Borrower and any Subsidiary on the Closing Date.

7.8 Consolidation, Merger, Acquisitions, Asset Sales, etc. The Borrower will not, and will not permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any acquisition of all or substantially all of the assets or Equity Interests of any other Person, or assets constituting all or substantially all of a division or product line of any other Person, other than Permitted Acquisitions set forth in Section 7.8(c), (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except the following shall be permitted (collectively, the “Permitted Dispositions”):

(a) Certain Intercompany Mergers. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into Borrower, provided Borrower is the surviving or continuing or resulting corporation; (ii) the merger, consolidation or amalgamation of any Domestic Subsidiary with or into any Guarantor, provided that the surviving or continuing or resulting corporation is a Guarantor, (iii) the merger, consolidation or amalgamation of any Foreign Subsidiary with or into any other Foreign Subsidiary; (iv) any Asset Sale by Borrower or any Guarantor to Borrower or any Guarantor, (v) any Asset Sale by any Foreign Subsidiary to Borrower or any Guarantor; or (vi) any Asset Sale by any Foreign Subsidiary to any other Foreign Subsidiary.

(b) Other Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, and no Material Adverse Effect has occurred or will result therefrom, the Borrower or any Subsidiary may consummate any Asset Sale, provided that: (i) the consideration for each such Asset Sale represents fair value and any non-cash consideration qualifies as a Permitted Investment hereunder and the aggregate of all such non-cash consideration does not exceed $30,000,000 over the term of this Agreement; (ii) the cumulative aggregate value of the assets sold or transferred does not exceed $50,000,000 in any one fiscal year (excluding for purposes of computing such maximum amount (i) sales of inventory in the ordinary course of business and conveyances of mere record title to any asset to a Governmental Authority to save taxes where Borrower or any Subsidiary has an option to require reconveyance of such property for a nominal price; and (ii) the sale of equipment which is obsolete or worn-out and is replaced in the ordinary course of business) for all such transactions completed during any fiscal year.

(c) Permitted Acquisitions. Any acquisition by Borrower or any Subsidiary of all or substantially all of the assets or stock of any other Person, or assets constituting all or substantially all of a division or product line of any other Person so long as (i) immediately prior to contracting for or consummating such acquisition there does not exist, and there does not occur as a direct or indirect result of the consummation of such acquisition, (A) any Event of Default or Default, and (B) immediately prior to contracting for or consummating such acquisition Borrower is in compliance with Sections 6.1, 6.2 and 6.3 of this Agreement (collectively, the “Financial Covenants”) and Borrower can demonstrate based on pro-forma projections that Borrower will be in compliance with the Financial Covenants upon and after consummation of such acquisition, (ii) such acquisition is being completed on a non-hostile basis without opposition from the board of directors, managers or equity owners of the target entity, (iii) with respect to any assets or stock of any Person acquired directly or indirectly pursuant to any such acquisition, there are no liens thereon other than Permitted Encumbrances, and (iv) the aggregate purchase price paid (whether by means of transfer of assets, assumption of liabilities or otherwise, other than the assumption of trade payables and accrued short-term liabilities in the ordinary course of business) by Borrower and all Subsidiaries in connection with such acquisition does not exceed $100,000,000 unless specifically consented to by the Administrative Agent and the Required Lenders.

7.9 Transactions with Affiliates.The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) (each, an “Affiliate Transaction”), except for transactions in the ordinary course of business upon fair and reasonable terms no less favorable to the Borrower or any Subsidiary than would apply in a comparable arm’s length transaction with a Person who is not an Affiliate, and agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or that are expressly permitted by the provisions of this Agreement, or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement or in violation of any law, rule or regulation.

7.10 Fiscal Years, Fiscal Quarters. No Borrower shall change its or any Subsidiary’s fiscal years or fiscal quarters (other than the fiscal year or fiscal quarters of a Person that becomes a Subsidiary, at the time such Person becomes a Subsidiary, to conform to such Borrower’s fiscal year and fiscal quarters).

7.11 Anti-Terrorism Laws. Neither the Borrower nor any Subsidiary shall be subject to or in violation of any law, regulation, or list of any government agency (including without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender or any Issuing Bank from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

ARTICLE VIII. EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default (individually, “Event of Default”, or, collectively, “Events of Default”):

(a) Nonpayment. Nonpayment within three (3) Business Days of when due, whether by acceleration or otherwise, of principal of, or interest on, the Notes, any fee, cost, expense or premium provided for hereunder or under any other Loan Document or any other Indebtedness owing hereunder.

(b) Negative Covenants. Default by Borrower in the observance of any of the covenants or agreements by such Borrower contained in Article VI or Article VII of this Agreement.

(c) Other Covenants. Default by Borrower in the observance of any of the covenants or agreements by Borrower contained in this Agreement, other than in Article VI or Article VII or Section 5.1 of this Agreement, which is not remedied within thirty (30) days after notice thereof by the Administrative Agent to the Borrower.

(d) Voluntary Insolvency Proceedings. If Borrower or any Guarantor or any other Subsidiary (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for Borrower or any Guarantor or any other Subsidiary or any of Borrower’s, Guarantor’s or other Subsidiary’s assets including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; (iv) shall make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise or under the insolvency laws of any other foreign jurisdiction) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower, Guarantor or any other Subsidiary.

(e) Involuntary Insolvency Proceedings. The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower, any Guarantor or any other Subsidiary or any of Borrower’s, any Guarantor’s or any other Subsidiary’s assets including, without limitation, the appointment of or taking possession by a “custodian” as defined in the federal Bankruptcy Code; or the filing against Borrower, any Guarantor or any other Subsidiary of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against Borrower or any Guarantor or any other Subsidiary of any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of such Borrower or Guarantor or other Subsidiary, and the failure to have such appointment vacated or such petition or proceeding dismissed within sixty (60) days after such appointment, filing or institution.

(f) Representations. If any certificate, written statement, representation, warranty or financial statement furnished by or on behalf of Borrower or any Guarantor pursuant to or in connection with this Agreement, or any Loan Document (including, without limitation, representations and warranties contained herein) or as an inducement to the Administrative Agent or any Lender to enter into this Agreement or any other lending agreement with Borrower shall prove to have been false in any material respect at the time as of which the facts therein set forth were certified, or to have omitted any substantial contingent or unliquidated liability or claim against Borrower or any Subsidiary or any Guarantor.

(g) Other Indebtedness and Agreements. (i) Nonpayment by Borrower or any Guarantor or any other Subsidiary of any Material Indebtedness owing by Borrower or such Guarantor or such other Subsidiary when due, whether such Material Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or (ii) failure to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any such Material Indebtedness owing by Borrower or such Guarantor or such other Subsidiary, when required to be performed if the effect of such failure is to permit the holder or a trustee or agent on behalf of such holder or holders to accelerate the maturity of such Indebtedness, or (iii) any such Material Indebtedness of Borrower, any Guarantor or any Subsidiary shall be declared due and payable, or shall be required to be prepaid

(other than by a regularly scheduled prepayment or redemption, prior to the stated maturity thereof); or (iv) without limitation of the foregoing, default in any payment obligation under a Designated Hedge Agreement, and such default shall continue after any applicable grace period in such Designated Hedge Agreement or any other agreement or instrument relating thereto.

(h) Judgments. If any judgment or judgments in excess of $25,000,000 for any one such judgment or all judgments in the aggregate (other than any judgment for which it is fully insured) against Borrower or any Guarantor or any other Subsidiary remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days (or such longer period, not in excess of sixty (60) days, during which enforcement thereof and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof.

(i) Pension Default. Any occurrence of a Reportable Event that constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment by an appropriate United States district court of a trustee to administer any Pension Plan shall have occurred and continued thirty (30) days after written notice thereof is delivered to the Borrower by the Administrative Agent; or any other ERISA Event occurs and gives rise to vested unfunded liabilities under any Pension Plan that have or will have a Material Adverse Effect; or Borrower or any ERISA Affiliate or any Guarantor fails to pay to any Pension Plan any contribution which it is obligated to pay under the terms of such plan or any agreement, or which is required to meet statutory minimum funding standards of Section 412 of the Code and Section 303 of ERISA.

(j) Change in Control. If there occurs a Change in Control.

(k) Challenge to Agreements. If Borrower or any Guarantor shall challenge the validity and binding effect of any provision of any of the Loan Documents or shall state its intention to make such a challenge of any of the Loan Documents or any of the Security Documents shall for any reason (except to the extent permitted by its express terms) cease to be perfected or lose the priority of the Lien granted thereunder or cease to be effective.

(l) Guarantor Default. Any Guaranty shall cease, for any reason, to be in full force and effect or any Guarantor or the Borrower shall so assert in writing.

(m) Subordinated Indenture. If (i) any Event of Default (as defined in the Subordinated Indenture) shall occur under the Subordinated Indenture, (ii) this Agreement shall fail to constitute the “Credit Agreement” or the Indebtedness under this Agreement shall fail to constitute “Senior Debt” and “Designated Senior Debt” under, and as defined in, the Subordinated Indenture, or (iii) if any Indebtedness other than the Indebtedness under this Agreement is designated as “Designated Senior Debt” under, and as defined in, the Subordinated Indenture.

8.2 Effects of an Event of Default. (a) Upon the happening of one or more Events of Default (except a default under either Section 8.1(d) or 8.1(e) of this Agreement), the Administrative Agent may declare or shall do so if instructed by the Required Lenders, any commitments of the Lenders to lend money to the Borrower or issue Letters of Credit hereunder (individually, the “Lender’s Obligations” and collectively, the “Lenders’ Obligations”) to be canceled and the principal of such Lender’s Note or Notes then outstanding, and all reimbursement, cash collateralization and other obligations of the Borrower (other than under any Designated Hedge Agreement) to be immediately due and payable and any Letters of Credit outstanding to be terminated in accordance with their terms, together with all interest thereon and fees and expenses accruing under this Agreement and under any Loan Document. Upon such declaration, the Lenders’ Obligations shall be immediately canceled and the Loans evidenced by each Lender’s Note or Notes shall become immediately due and payable without presentation, demand or further notice of any kind to the Borrower.

(b) Upon the happening of one or more Events of Default under Section 8.1(d) or 8.1(e) of this Agreement, the Lenders’ Obligations shall be canceled immediately, automatically and without notice, and the Notes shall become immediately due and payable without presentation, demand or notice of any kind to Borrower.

(c) No termination of this Agreement will relieve or discharge Borrower of its duties, obligations and covenants hereunder until all of the Indebtedness hereunder has been indefeasibly paid in full.

8.3 Remedies. Upon the occurrence and during the continuance of any Event of Default or upon any termination of this Agreement as a result of an Event of Default, then any of the Lenders and the Administrative Agent shall have all of their rights under this Agreement or otherwise under law. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of Borrower may be offset and applied toward the payment of the Indebtedness of the Borrower.

8.4 Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i) first, to the payment of all expenses (to the extent not otherwise paid by the Borrower or any of the Guarantors) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable attorneys’ fee and expenses, court costs and any foreclosure expenses;

(ii) second, to the payment pro rata of interest then accrued on the outstanding Loans;

(iii) third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent, any Issuing Bank or any Lender under this Agreement in respect of the Loans or the Letters of Credit;

(iv) fourth, to the payment pro rata of (A) the principal balance then owing on the outstanding Loans, (B) the amounts then due under Designated Hedge Agreements to creditors of the Borrower or any Subsidiary, subject to confirmation by the Administrative Agent of any calculations of termination or other payment amounts being made in accordance with normal industry practice, and (C) the principal amount of the outstanding Letters of Credit (to be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof);

(v) fifth, to the payment to the Lenders of any amounts then accrued and unpaid under Sections 2.9, 2.10 and 2.11 of this Agreement, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;

(vi) sixth, to the payment pro rata of all other amounts owed by the Borrower to the Administrative Agent, to any Issuing Bank or any Lender under this Agreement or any other Loan Document, and to any counterparties under Designated Hedge Agreements of the Borrower and any Subsidiary, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata; and

(viii) finally, any remaining surplus after all of the Indebtedness has been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX. EXPENSES

9.1 Expenses. The Borrower shall reimburse the Administrative Agent promptly upon the Administrative Agent’s request for any of the Administrative Agent’s reasonable expenses, including counsel fees and expenses, incident to the negotiation, documentation and administration of this Agreement, including any amendments or modifications thereto, and the documents in connection herewith and for preservation of any of the Administrative Agent’s or any Lender’s rights under, or enforcement of any provision of, this Agreement, the Notes, the Loan Documents or any documents executed in connection therewith.

9.2 Indemnification. Borrower shall indemnify and hold harmless the Administrative Agent and each Lender and each of their directors, officers, employees, agents and advisors (each an “Indemnified Party”)

from and against any and all claims, damages, liabilities and reasonable fees, expenses and disbursements of counsel, demands, losses, costs, fines or liabilities of whatever kind or nature, including, without limitation, arising from personal injury or property damage, in any way related to any environmental condition on, above, within, in the vicinity of, related to or affected by property owned or leased by Borrower or in connection with or arising out of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement or the Loans (other than litigation between Borrower and a Lender in which Borrower is the prevailing party), whether or not an Indemnified Party is a party to such investigation, litigation or proceeding except to the extent such claim, damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s own gross negligence or willful misconduct. In addition to, and without limiting the generality of, the foregoing, Borrower agrees to reimburse and indemnify all Indemnified Parties on demand for any reasonable fees and expenses of counsel which may be incurred in any action, claim or proceeding between Borrower, any Subsidiary or any Affiliate and an Indemnified Party in which such Indemnified Party is successful. The obligations of the Borrower under this indemnity shall survive any expiration or termination hereof, and shall apply to any and all such claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature, notwithstanding the payment of the Indebtedness hereunder or under the Loan Documents with respect to acts and omissions occurring before such payment. Borrower agrees not to institute or participate in any proceeding seeking to establish a position contrary to the terms of this indemnification.

ARTICLE X. THE AGENTS AND ISSUING BANKS

10.1 Appointment and Authorization. Each Lender hereby irrevocably appoints HSBC Bank as Administrative Agent, Manufacturers and Traders Trust Company as Syndication Agent, and Bank of America, N.A. and JPMorgan Chase Bank, N.A. as Co-Documentation Agents, and each of the Administrative Agent, Syndication Agent and Co-Documentation Agents accepts such appointment. Each Lender hereby irrevocably authorizes the Agents to take such action as such agent on its behalf and to exercise such powers hereunder as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agents nor any of their directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by such agent or them hereunder or in connection herewith, except for such agent’s or their own gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction. The Administrative Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Documents be a trustee or fiduciary for any Lender; (b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or any other document referred to or provided for herein or therein or for any failure by Borrower, or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except in the event of such agent’s own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorneys-in-fact selected by it in good faith. In administering the Letters of Credit, the Issuing Banks shall not be under any liability to any Lender, except for such Issuing Bank’s own gross negligence or willful misconduct, as determined in a final non-appealable decision of a court of competent jurisdiction or as set forth in Section 2.4 of this Agreement.

10.2 Waiver of Liability of Administrative Agent. The Administrative Agent shall not have any liability or, as the case may be, any duty or obligation:

(a) To Borrower on account for any failure of any Lender to perform, or the delay of any Lender in the performance of, any of its respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;

(b) To any Lender on account of any failure or delay in performance by Borrower or any other Lender of any of their respective obligations under this Agreement or any of the Loan Documents or any of the other documents in connection herewith;

(c) To any Lender to provide either initially or on a continuing basis any information with respect to Borrower or any of its Affiliates or Subsidiaries or its condition, or for analyzing or assessing or omitting to analyze or assess the status, creditworthiness or prospects of Borrower or any of the Affiliates of Borrower or any Subsidiaries, provided, however, the Administrative Agent shall promptly provide to each Lender a copy of the documents delivered by Borrower to the Administrative Agent pursuant to Section 5.2 of this Agreement;

(d) To any Lender to investigate whether or not any Default or Event of Default has occurred (and the Agents may assume that, until Administrative Agent shall have actual knowledge or shall have received notice from any Lender or Borrower, to the contrary, no such Default or Event of Default has occurred);

(e) To any Lender to account for any sum or profit or any property of any kind received by any of the Agents or any Issuing Bank arising out of any present or future banking or other relationship with Borrower or any of the Affiliates of Borrower or any Subsidiaries, or with any other Person except the relationship established pursuant to this Agreement or the Loan Documents;

(f) To any Lender to disclose to any Person any information relating to Borrower or any of the Affiliates of Borrower or any Subsidiaries received by the Agents or any Issuing Bank, if in any such party’s reasonable determination (such determination to be conclusive), such disclosure would or might constitute a breach of any law or regulation or be otherwise actionable by suit against such agent or any Issuing Bank by Borrower or any other Person;

(g) To take any action or refrain from taking any action other than as expressly required by this Agreement and the Loan Documents; and

(h) To commence any legal action or proceeding arising out of or in connection with this Agreement or the Loan Documents until either of the Administrative Agent or the Issuing Banks, shall have been indemnified to the Administrative Agent’s or the Issuing Banks’ satisfaction against any and all costs, claims and expenses (including, but not limited to, attorneys’ fees and expenses) in respect of such legal action or proceeding.

10.3 Note Holders. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Administrative Agent.

10.4 Consultation with Counsel. The Administrative Agent may consult with legal counsel selected by the Administrative Agent and shall not be liable for any action taken or suffered in good faith by the Administrative Agent in accordance with the opinion of such counsel.

10.5 Documents. The Administrative Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other documents furnished pursuant hereto or in connection herewith or the value of any Collateral obtained hereunder, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

10.6 Administrative Agent and Affiliates. With respect to the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower, any Guarantor or any other Subsidiary or any Affiliate thereof including, without limitation, entering into any kind of Hedge Agreement with respect to the Loans.

10.7 Knowledge of Default. It is expressly understood and agreed that the Administrative Agent and each Issuing Bank shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the Administrative Agent or such Issuing Bank has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof.

10.8 Enforcement. In the event any remedy may be exercised with respect to this Agreement or the Loan Documents, the Administrative Agent shall have the sole right of enforcement and each Lender agrees that no Lender shall have any right individually to enforce any provision of this Agreement or the Loan Documents, or make demand under this Agreement or the Loan Documents; provided, that any Issuing Bank or the Administrative Agent on behalf of such Issuing Bank may make demand upon Borrower as an Issuing Bank.

10.9 Action by Administrative Agent. So long as the Administrative Agent shall be entitled, pursuant to Section 10.7 of this Agreement, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Administrative Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

10.10 Notices, Defaults, etc. In the event that the Administrative Agent shall have acquired actual knowledge of any Default or Event of Default, the Administrative Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and the Administrative Agent shall inform the other Lenders in writing of the action taken. The Administrative Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

10.11 Indemnification of Administrative Agent. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to their respective Applicable Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Administrative Agent with respect to this Agreement or any Loan Document, provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees and expenses) or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final judgment by a court of competent jurisdiction or from any action taken or omitted by the Administrative Agent in any capacity other than as the Administrative Agent under this Agreement.

10.12 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent hereunder by giving not fewer than thirty (30) days prior written notice to the Borrower and the Lenders. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders (with the consent of the Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor administrative agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint a successor administrative agent who shall serve as the Administrative Agent until such time as the Required Lenders appoint a successor administrative agent. Upon its appointment, such successor administrative agent shall succeed to the rights, powers and duties as the Administrative Agent, and the term “Administrative Agent” shall mean such successor effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.

10.13 Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that the Administrative Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Administrative Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Borrower in connection with the extension of credit hereunder, and agrees that the Administrative Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Lenders hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

10.14 Amendments, Consents. No amendment, modification, termination or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Agent and the Lenders or Required Lenders, as appropriate, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (a) any increase in the Lenders’ Commitment hereunder or any part thereof, (b) the extension or postponement of the Revolving Credit Maturity Date, the payment dates of interest thereunder, or the payment of facility or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Revolving Notes or Alternative Currency Notes, or in any amounts of principal or interest due on any Revolving Note or Alternative Currency Note, or the payment of facility or other fees hereunder or any change in the manner of pro rata application of any payments made by the Borrower to the Lenders hereunder, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (e) the release of any material Collateral other than in connection with a Permitted Disposition which the Administrative Agent alone may release, or (f) any amendment to this Section 10.14; provided, however, only the consent of the Required Lenders shall be required for a waiver involving (i) the applicability of any post-Event of Default interest rate increase or the applicability of interest on Overdue Amounts as provided in Section 2.6(c) of this Agreement, (ii) any reduction in the amount of Net Proceeds required to be applied to prepay the Loans as provided in Section 2.7(b) of this Agreement or (iii) any other amendment hereunder or under the other Loan Documents which does not specifically require unanimous consent of the Lenders. Notice of amendments or consents ratified by the Required Lenders hereunder shall immediately be forwarded by the Administrative Agent to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have any Revolving Credit Exposures and Unused Commitments.

10.15 Funding by Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender not later than 4:00 p.m. on the day before the day on which Loans are requested by Borrower to be made that (or, if the request for a Loan is made by Borrower on the date such Loan is to be made, then not later than 2:00 p.m. on such day) such Lender will not make its ratable share of such Loans, the Administrative Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the applicable Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment on such date, such Lender shall pay such amount to the Administrative Agent on demand, together with interest thereon, as set forth in Section 2.5(b) of this Agreement.

10.16 Sharing of Payments. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) with respect to the Loans in excess of its pro rata share of such payments shared by all Lenders, such Lender shall forthwith purchase from the other Lenders participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, if all or any portion of such excess payment is hereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount recovered. Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 10.16 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

10.17 Payment to Lenders. Except as otherwise set forth in Sections 2.3(c), 2.4(e), 2.15 and 10.15 of this Agreement, promptly after receipt from Borrower of any principal or interest payment on the Notes or any fees payable under, or in connection with, this Agreement (other than fees payable to the Administrative Agent for the account of the Administrative Agent), the Administrative Agent shall promptly distribute to each Lender that Lender’s ratable share of the funds so received. If the Administrative Agent fails to distribute collected funds received by 2:00 p.m. on any Business Day prior to the end of the same Business Day, or to distribute collected funds received after 2:00 p.m. on any Business Day by the end of the next Business Day, the funds shall bear interest until distributed at the Federal Funds Effective Rate.

10.18 Tax Withholding Clause. Each Foreign Lender (including any replacement or successor Lender hereunder) shall:

(a) at least five (5) Business Days before the date of the initial payment to be made by Borrower under this Agreement to such Lender, deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive under this Agreement without deduction or withholding of any United States federal income taxes and (ii) an Internal Revenue Service Form W-8BEN, or any successor applicable form, certifying that it is entitled to an exemption from United States backup withholding tax;

(b) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification at least five (5) Business Days before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Administrative Agent and the Borrower;

(c) obtain such extensions of time for filing and complete such forms certifications as may reasonably be requested by the Borrower or the Administrative Agent; and

(d) file amendments to such forms as and when required unless an event (including, without limitation, any change in treaty, law or regulation) has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent; provided, however, that the Borrower may rely upon such forms provided to the Borrower for all periods prior to the occurrence of such event. Furthermore, the Borrower shall not be required to pay any additional amounts to a Foreign Lender pursuant to Section 2.11, and shall be permitted to reduce any payment required to be made to any Lender by any present or future income, stamp or other Taxes, deductions or withholdings (that otherwise would not be permitted to reduce such payment pursuant to the provisions of Section 2.14 of this Agreement), if such additional amounts or present or future income, stamp or other Taxes, deductions or withholdings would not have arisen or would not have been required to have been withheld, but for a failure by such Foreign Lender to comply with the provisions of this Section 10.18.

10.19 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as re required under the USA Patriot Act.

10.20 Other Agents. Any Lender identified herein as a Syndication Agent, Co-Documentation Agent, Arranger or any other corresponding title, other than “Administrative Agent”, shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

10.21 Issuing Banks. Each Lender acknowledges and agrees that the provisions of this Article X shall apply to each Issuing Bank, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

10.22 Benefit of Article X. The provisions of this Article X are intended solely for the benefit of the Agents, the Issuing Banks and the Lenders. The Borrower shall not be entitled to rely on any such provisions or assert any such provisions in a claim, or as a defense, against the Agents or any Lender. The Borrower acknowledges and consents to the foregoing provisions of this Article X.

ARTICLE XI. MISCELLANEOUS

11.1 Amendments and Waivers. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement or as otherwise provided in Section 10.14 of this Agreement, subscribed by authorized officers of the Borrower or the Required Lenders (or all the Lenders, if applicable), and the Administrative Agent.

11.2 Classified Programs. Notwithstanding any other provisions of this Agreement, no provision of this Agreement shall operate to require the disclosure of any information relating to any classified program involving the United States Department of Defense in contravention of any restriction described in Section 5.2(k) of this Agreement or to require any party to any contract relating to any such classified program to be performed by the Borrower or any Subsidiary to accept performance by any other Person without any prior consent required under such classified program.

11.3 Delays and Omissions. No course of dealing and no delay or omission by the Lenders or the Administrative Agent in exercising any right or remedy hereunder or with respect to any Indebtedness of Borrower shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Administrative Agent and the Lenders may remedy any Event of Default in any reasonable manner without waiving the Event of Default remedied and without waiving any other prior or subsequent Event of Default by Borrower and shall be reimbursed for their expenses in so remedying such Event of Default. All rights and remedies of the Lenders and the Administrative Agent hereunder are cumulative.

11.4 Assignments/Participation.

(a) The Borrower shall not assign or otherwise transfer any of its rights pursuant to this Agreement without the prior written consent of the Administrative Agent, and any such assignment or other transfer without such prior written consent shall be void.

(b) Any Lender may, in accordance with applicable law, at any time sell to one or more banks or other entities (each, a “Participant”) participating interests in any Revolving Loan or Alternative Currency Loan owing to such Lender, any Revolving Note or Alternative Currency Note held by such Lender, any Commitment or Alternative Currency Sublimit of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Revolving Loan or Alternative Currency Loan or Revolving Note or Alternative Currency Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. In no event shall any Participant have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by Borrower or any Guarantor therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the Revolving Credit Maturity Date, in each case to the extent subject to such participation.

(c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks, finance companies, or other financial institutions that are engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be pursuant to an Assignment and Assumption. The consent of the Administrative Agent shall be required prior to an assignment becoming effective and, unless a Default or Event of Default has occurred and is continuing or such assignment is to a Lender or an Affiliate of a Lender, the consent of the Borrower shall also be required prior to an assignment becoming effective. Each such assignment shall be in an amount not less than the lesser of (i) $10,000,000, or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment). Upon (i) delivery to the Administrative Agent of an Assignment and Assumption, together with any consents required above, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Assignment and Assumption. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall be released without any further action, with respect to the Commitments, Alternative Currency Sublimit and Revolving Loans and Alternative Currency Loans assigned to such Purchaser. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.4(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.4(b) of this Agreement. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.4(c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Revolving Notes and Alternative Currency Notes, if applicable, are issued to such transferor Lender and new Revolving Notes and Alternative Currency Notes or, as appropriate, replacement Revolving Notes and Alternative Currency Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments and Alternative Currency Sublimits, as adjusted pursuant to such assignment.

(d) Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

11.5 Successors and Assigns. Borrower, Lenders, Administrative Agent, Syndication Agent and Co-Documentation Agent as used herein shall include the legal representatives, successors and assigns of those parties.

11.6 Notices. Any notice or demand to be given hereunder shall be in writing, unless otherwise expressly provided herein and shall be deemed to have been given or made when delivered by hand or facsimile, and one (1) Business Day after being delivered to a courier for express delivery, to the address below, or three (3) Business Days after being deposited in an official depository maintained by the United States Post Office for the collection of mail, postage prepaid and by registered or certified mail, return receipt requested, and addressed as follows:

To the Borrower -	Moog Inc.
Jamison Road and Seneca Street
East Aurora, NY 14052-0018
Attn: Timothy P. Balkin, Treasurer
Facsimile No.: 716-652-2000
Telephone No.: 716-687-4457

With a copy to -	Hodgson Russ LLP
(which shall not	One M&T Plaza, Suite 2000
constitute notice)	Buffalo, NY 14203-2391
Attn: Victoria J. Saxon, Partner
Facsimile No.: 716-848-1755
Telephone No.: 716-849-0349

To the Administrative	HSBC Bank USA, National Association
Agent-	Commercial Banking Department
One HSBC Center
Buffalo, NY 14203
Attn: John G. Tierney, First Vice President
Facsimile No.: 716-841-0962
Telephone No.: 716-855-0384

With a copy to -	Phillips Lytle LLP
(which shall not	3400 HSBC Center
constitute notice)	Buffalo, New York 14203
Attn: Raymond H. Seitz, Partner
Facsimile No.: 716-852-6100
Telephone No.: 716-847-7065

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.7 Governing Law. This Agreement, the transactions described herein and the obligations of the Lenders, the Administrative Agent and the Borrower shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

11.8 Counterparts. This Agreement may be executed in any number of counterparts and by the Administrative Agent, the Lenders and the Borrower on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same Agreement.

11.9 Titles. Titles to the sections of this Agreement are solely for the convenience of the Administrative Agent, the Lenders and the Borrower, and are not an aid in the interpretation of this Agreement or any part thereof.

11.10 Inconsistent Provisions. The terms of this Agreement and any related agreements, instruments or other documents shall be cumulative except to the extent that they are specifically inconsistent with each other, in which case the terms of this Agreement shall prevail.

11.11 Course of Dealing. Without limitation of the foregoing, the Administrative Agent and the Lenders shall have the right, but not the obligation, at all times to enforce the provisions of this Agreement and all other documents executed in connection herewith in strict accordance with their terms, notwithstanding any course of dealing or performance by the Lenders or the Administrative Agent in refraining from so doing at any time and notwithstanding any custom in the banking trade. Any delay or failure by the Lenders or the Administrative Agent at any time or times in enforcing its rights under such provisions in strict accordance with their terms shall not be construed as having created a course of dealing or performance modifying or waiving the specific provisions of this Agreement.

11.12 USA Patriot Act Notification. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56), such Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the USA Patriot Act (collectively, the “Customer Identification Materials”). Borrower has delivered to the Administrative Agent, and the Administrative Agent acknowledges receipt from the Borrower of, the Customer Identification Materials requested by the Administrative Agent to satisfy the Administrative Agent’s regulatory requirements with respect thereto. Borrower consents to the dissemination of such Customer Identification Materials by the Administrative Agent to each Lender.

11.13 Judgment Currency. This is a loan transaction in which the specification of Pounds Sterling, Euro, Japanese Yen or Dollars is of the essence, and the Applicable Currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by a lender, or the Administrative Agent of the full amount of the Original Currency payable to such party. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall be the applicable Spot Rate. The obligation of the Borrower and the Guarantors in respect of any such sum due from it to the Agent, any Issuing Bank or any Lender under any Loan Document (each an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the judgment currency so adjudged to be due; and the Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

11.14 CONSENT TO JURISDICTION. BORROWER, EACH OF THE AGENTS AND EACH LENDER, AGREES THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF NEW YORK. BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER, AT THE ADDRESS SET FORTH AT THE BEGINNING OF THIS AGREEMENT, OR AS PROVIDED BY THE LAWS OF THE STATE OF NEW YORK OR THE UNITED STATES.

11.15 JURY TRIAL WAIVER. BORROWER, EACH OF THE AGENTS AND EACH LENDER, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THEY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO. BORROWER REPRESENTS AND WARRANTS THAT NEITHER ANY REPRESENTATIVE OF THE AGENTS OR ANY LENDER NOR THE AGENTS NOR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENTS OR ANY LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER. BORROWER ACKNOWLEDGES THAT THE AGENTS AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers all as of the 25th day of October, 2006.

MOOG INC., as the Borrower

By:_______________________________
Name: Robert R. Banta
Title: Executive Vice President

HSBC BANK USA, NATIONAL
ASSOCIATION, as a Lender, the
Swingline Lender and an Issuing Bank

By:______________________________
Name: John G. Tierney
Title: First Vice President

HSBC BANK USA, NATIONAL
ASSOCIATION, as Administrative Agent
and Arranger

By:______________________________
Name: John G. Tierney
Title: First Vice President

Signature Page to Moog Inc. Loan Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as Syndication Agent and as a Lender

By:______________________________________
Name: Mark E. Hoffman
Title: Vice President

BANK OF AMERICA, N.A.,
as Co-Documentation Agent and as a Lender

By:___________________________________
Name: Colleen M. O’Brien
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent and as a Lender

By:___________________________________
Name: Michael E. Wolfram
Title: Vice President

Signature Page to Moog Inc. Loan Agreement

CITIZENS BANK OF PENNSYLVANIA,
as a Lender and as an Issuing Bank

By:___________________________________
Name: Edward J. Kloecker Jr.
Title: Senior Vice President

BANK OF TOKYO-MITSUBISHI UFJ
TRUST COMPANY, as a Lender

By:___________________________________
Name: Lillian Kim
Title:  Vice President

SOCIETE GENERALE, as a Lender

By:_________________________________
Name: R.D. Boyd Harman
Title: Vice President

WELLS FARGO BANK, N.A., as a Lender

By:___________________________________
Name: Thomas J. Grys
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:_________________________________
Name: Doreen K. Casey
Title: Vice President

Signature Page to Moog Inc. Loan Agreement

COMERICA BANK, as a Lender

By:___________________________________
Name: Sarah R. West
Title: Assistant Vice President

NATIONAL CITY BANK, as a Lender

By:___________________________________
Name: Susan J. Dimmick
Title: Vice President

FIFTH THIRD BANK, as a Lender

By:___________________________________
Name: Jim Janovsky
Title: Vice President

NORTHERN TRUST, as a Lender

By:____________________________________
Name: Ashish S. Bhagwat
Title: Vice President

FIRST NIAGARA BANK

By:____________________________________
Name: John R. Cinquino
Title: First Vice President

Signature Page to Moog Inc. Loan Agreement

EXHIBIT A

REPLACEMENT REVOLVING NOTE

Buffalo, New York
$_____________
October 25, 2006

FOR VALUE RECEIVED, the undersigned, MOOG INC. (“Borrower”) hereby unconditionally promises to pay, on or before October 25, 2011, to the order of _____________________ (“Lender”) at the Administrative Agent’s Commercial Banking Department’s office at One HSBC Center, Buffalo, New York 14203, or at the holder’s option, at such other place as may be designated by the holder, in lawful money of the United States of America, a principal sum equal to the lesser of _____________________________________ ($__________________) or the aggregate unpaid principal amount of all Revolving Loans made by Lender to the Borrower from time to time under a Second Amended and Restated Loan Agreement, dated of as of October 25, 2006, among the Borrower, HSBC Bank USA, National Association as administrative agent, for itself, the Lender and other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Loan Agreement”) as evidenced by the inscriptions made on the schedule attached hereto, or any continuation thereof (“Schedule”). The Borrower further promises to pay interest on the unpaid principal amount hereof from time to time at the rates and at such times as are specified in the Loan Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Loan Agreement.

The Lender and each holder of this Note are authorized to inscribe on the Schedule, the date of the making of each Revolving Loan, the amount of each Revolving Loan, the applicable Rate Options and Interest Periods, all payments on account of principal and the aggregate outstanding principal balance of this Note from time to time unpaid. Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Lender or any holder of this Note to make, and no error in making, any inscriptions on the Schedule shall affect Borrower’s obligation to repay the full principal amount loaned to or for the account of Borrower, or the Borrower’s obligation to pay interest thereon at the agreed upon rate.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the Borrower will pay interest thereon at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or powers hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by a duly authorized officer of the Borrower and the holder hereof.

Borrower waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

This Note evidences a borrowing under the Loan Agreement to which reference is hereby made with respect to interest rate options and periods, prepayments of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and rights of acceleration of the principal hereof on the occurrence of certain events. The obligations of the Borrower under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral referred to in the Security Documents.

Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

MOOG INC.

By: ____________________________________
Name:
Title:

SCHEDULE

LOANS AND PAYMENTS OF PRINCIPAL

TYPE OF LOAN	DATE LOAN MADE, CON-TINED OR CONVERTED	AMOUNT OF LOAN MADE, CONTINUED OR CONVERTED	INTEREST PERIOD DATES	DUE DATE	AMOUNT OF PRINCIPAL PAID OR PREPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	NOTATION MADE BY AND DATE

EXHIBIT B

ALTERNATIVE CURRENCY NOTE

Dated: October 25, 2006
$_______________
(Assigned Dollar Value)

FOR VALUE RECEIVED, the undersigned, MOOG INC., a New York corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of ______________ ______________________ (the “Lender”) for the account of its Applicable Lending Office (as defined in the Loan Agreement referred to below) the aggregate principal amount of the Alternative Currency Loans (as defined below) owing to the Lender by the Borrower on the Revolving Credit Maturity Date pursuant to a Second Amended and Restated Loan Agreement, dated as of October 25, 2006 among the Borrower, HSBC Bank USA, National Association as administrative agent, for itself, the Lender and other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Loan Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Loan Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Alternative Currency Loan from the date of such Alternative Currency Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

The Borrower acknowledges and agrees that each Alternative Currency Loan shall be repaid or prepaid, as the case may be, by the Borrower in the Alternative Currency in which such Alternative Currency Loan was made, regardless of whether the Dollar Equivalent thereof at the time of payment is less than, equal to or greater than the Alternative Currency Commitment of the Lender. Both principal and interest are payable in the Alternative Currency in which each respective Alternative Currency Loan evidenced hereby was made, to HSBC Bank USA, National Association, as Administrative Agent for the Lenders, at One HSBC Center, Buffalo, New York 14202, Attention: Commercial Banking Department, in same day funds customary for the settlement of international transactions in such Alternative Currency. Each Alternative Currency Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the schedule attached hereto or any continuation thereof, which is part of this Note (“Schedule”).

This promissory note is one of the Notes referred to in, and is entitled to the benefits of, the Loan Agreement. The Loan Agreement, among other things, (i) provides for the making of revolving loans denominated in an Alternative Currency (the “Alternative Currency

Loans”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Assigned Dollar Value of the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Alternative Currency Loan being evidence by this Note, and (ii) contains provisions for acceleration of the maturity hereof on the occurrence of certain events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral referred to in the Security Documents.

Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

MOOG INC.

By: ____________________________________
Name:
Title:

ALTERNATIVE CURRENCY LOANS
AND PAYMENTS OF PRINCIPAL

DATE	AMOUNT OF ALTERNATIVE LOAN*	AMOUNT OF PRINCIPAL PAID OR PREPAID*	UNPAID PRINCIPAL BALANCE*	NOTATION MADE BY

*Specify Alternative Currency

EXHIBIT C

SWINGLINE NOTE

Buffalo, New York
$10,000,000.00
October 25, 2006

FOR VALUE RECEIVED, the undersigned, MOOG INC., a New York business corporation having its principal place of business at Jamison Road and Seneca Street, East Aurora, New York 14052-0018 (“Borrower”) promises to pay, ON DEMAND, to the order of HSBC BANK USA, NATIONAL ASSOCIATION (“Lender”) at the banking office of the Administrative Agent (as defined in the Loan Agreement, as hereinafter defined) at One HSBC Center, Buffalo, New York 14203, in lawful money of the United States and in immediately available funds, the lesser of (i) the principal amount of Ten Million Dollars ($10,000,000) or (ii) the aggregate amount of all unpaid Swingline Loans made by Lender to Borrower as shown on the schedule on the reverse side of this Note or any continuation schedule (“Schedule”) together with interest as provided in the next paragraph. In this Note, any capitalized term not defined in this Note has the meaning defined in a Second Amended and Restated Loan Agreement, dated as of October 25, 2006, among the Borrower, HSBC Bank USA, National Association as administrative agent, for itself, the Lender and other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Loan Agreement”).

From and including the date of this Note to but not including the date the outstanding principal amount of this Note is paid in full, the Borrower shall pay to the Administrative Agent for the account of the holder of this Note (“Holder”) interest on such outstanding principal amount at a rate per year that shall on each day prior to demand be equal to the Prime Rate from time to time in effect. After an unsatisfied demand for payment, this Note shall bear interest at a per annum rate of interest equal to 2% in excess of the Prime Rate from time to time in effect. In no event shall such interest be payable at a rate in excess of the maximum rate of interest permitted by applicable law. A payment of such interest shall become due on the first day of each calendar month, beginning on November 1, 2006 and on the date this Note is repaid in full. Interest shall be calculated on the basis of a 365-day year or 366-day year, as applicable, for the actual number of days elapsed.

The Holder is authorized to inscribe on the Schedule the date of each Swingline Loan made hereunder, each repayment of principal and the aggregate unpaid principal balance of this Note. Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Holder to make, and no error by the Holder in making, any inscription on the Schedule shall affect the Borrower’s obligation to repay the full amount advanced on this Note to or for the account of the Borrower, or Borrower’s obligation to pay interest thereon at this agreed upon rate.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and the Borrower will pay interest thereon at the then applicable rate until the date of actual receipt of such installment by the holder of this Note.

No failure by the holder to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or powers hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by a duly authorized officer of the Borrower and the holder hereof.

Borrower waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

This Note is the Swingline Note referred to in the Loan Agreement and is otherwise entitled to the benefits of the Loan Agreement. The obligations of the Borrower under this Note, and the obligations of the Guarantors under the Loan Documents, are secured by the Collateral referred to in the Security Documents.

Borrower agrees to pay on demand all reasonable costs and expenses incurred by the holder in enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys’ fees and expenses.

This Note shall be construed under, and governed by, the internal laws of the State of New York without regard to principles of conflicts of laws.

MOOG INC.

By: ____________________________________
Name:
Title:

SCHEDULE

SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL

DATE	PRINCIPAL AMOUNT	AMOUNT OF PRINCIPAL PAID OR REPAID	AGGREGATE UNPAID PRINCIPAL BALANCE	INSCRIPTION MADE BY

EXHIBIT D

REQUEST CERTIFICATE

The undersigned as Borrower hereby certifies to HSBC Bank USA, National Association, in accordance with the terms of a Second Amended and Restated Loan Agreement, dated as of October 25, 2006, among Moog Inc., HSBC Bank USA, National Association as administrative agent, for itself, the Lenders and other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Loan Agreement”) that:

The undersigned requests or has requested a:

(Check One)
[ ] Revolving Loan
[ ] Alternative Currency Loan

to be made to Moog Inc. which will be a

(Check One)
[ ] new loan
[ ] conversion
[ ] continuation

of a

(Check One)
[ ] Libor Loan (Only option for Alternative Currency Loan)
[ ] ABR Loan

to a or as a

(Check One)
[ ] Libor Loan
[ ] ABR Loan

D-1

in the amount of $_____________ for an Interest Period, if applicable, of

(Check One)
[ ] one month.
[ ] two months.
[ ] three months.
[ ] six months.

The proposed loan/conversion/continuation is to be made on ____________, ____ .

The undersigned certifies that as of the date hereof:

(i) there does not exist any Event of Default, Default or Material Adverse Effect;

(ii) each representation and warranty made in the Agreement and any Loan Document to which the Borrower is a party and in any certificate, document or financial or other statement furnished at any time thereunder is true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent any such representation and warranty relates solely to an earlier date, or to the extent any such representation and warranty has been updated in a certificate executed by a Responsible Officer and received by the Administrative Agent before the date hereof; and

(iii) the incurrence of the Indebtedness requested in this certificate is permitted by the terms of the Subordinated Indenture (as defined in the Loan Agreement) and will constitute Senior Debt and Designated Senior Debt under, and as defined in, the Subordinated Indenture.

WITNESS the signature of the undersigned authorized signatory of the Borrower this ____ day of _____________, ____.

MOOG INC.

By:______________________________________
           (Title)

D-2

EXHIBIT E

COMPLIANCE CERTIFICATE

The undersigned hereby certifies to the Administrative Agent and the Lenders, in accordance with the terms of a Second Amended and Restated Loan Agreement, dated as of October 25, 2006, among Moog Inc., HSBC Bank USA, National Association as administrative agent, for itself, the Lenders and other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Agreement”), that:

A. General

1. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

2. Borrower has complied in all material respects with all the terms, covenants and conditions to be performed or observed by it contained in the Agreement and the Loan Documents, there exists no Event of Default or Default under the Agreement and there exists no Material Adverse Effect.

3. The representations and warranties contained in the Agreement, in any Loan Document to which the Borrower is a party and in any certificate, document or financial or other statement furnished at any time thereunder are true, correct and complete in all material respects with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that any such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true, correct and complete on and as of such earlier date).

4. The Indebtedness under the Agreement constitutes Senior Debt and Designated Senior Debt under, and as defined in, the Subordinated Indenture, and the Agreement constitutes the “Credit Agreement” thereunder.

B. Financial Covenants

1. As of the date hereof or, for such period as may be designated below, the computations, ratios and calculations asset forth below, are true and correct:

(a) Covenant 6.1. Minimum Consolidated Net Worth
as of _______________, 20__:

Required Amount        $550.0 Million

E-1

(b) Covenant 6.2. Interest Coverage Ratio.

(i) Consolidated EBITDA             $_________

(ii) Consolidated Capital Interest
Expense                          $_________

(iii) Ratio of (i) to (ii)    ___ to 1.0

Required Ratio    3.0 to 1.0

(c) Covenant 6.3. Leverage Ratio.

(i) Consolidated Net Debt            $________

(ii) Consolidated EBITDA           $________

(iii) Ratio of (i) to (ii)    ___ to 1.0

Required Ratio    3.5 to 1.0

(d) Covenant 6.4. Consolidated Capital Expenditures.

Consolidated Capital Expenditures $________

Required Amount        $________

IN WITNESS WHEREOF, the undersigned, a Responsible Officer of the Borrower, has executed and delivered this certificate on behalf of the Borrower on ___________, 20__.

MOOG INC.

By_______________________________________
Name:___________________________________
Title: ___________________________________

E-2

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

Reference is made to a Second Amended and Restated Loan Agreement, dated as of October 25, 2006, among Moog Inc., HSBC Bank USA, National Association as administrative agent, for itself, the Lenders and other lending institutions and issuing banks now or hereafter parties thereto, as the same may hereafter be amended, supplemented, renewed, restated, replaced or otherwise modified from time to time (“Loan Agreement”). Terms defined in the Loan Agreement are used herein as defined therein.

The Assignor identified on Schedule 1 hereto (“Assignor”) and the Assignees identified on Schedule 1 hereto (each, an “Assignee”, and collectively, the “Assignees”) agree as follows:

1. Assignor hereby irrevocably sells and assigns to the Assignees, without recourse to Assignor, and each Assignee hereby irrevocably purchases and assumes from Assignor, without recourse to Assignor, as of the Effective Date (as defined below), the interest described on Schedule 1 hereto (each, an “Assigned Interest”, and collectively, the “Assigned Interests”) in and to Assignor’s rights and obligations under the Loan Agreement with respect to those credit facilities contained in the Loan Agreement as are set forth on Schedule 1 hereto (“Assigned Facility”) in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. Assignor (i) represents and warrants that (A) it is legally authorized to enter into this Assignment and Assumption, (B) as of the date hereof, its Revolving Credit Commitment is $0 and its Alternative Currency Sublimit is ___, and its Applicable Percentage is 0% and its Applicable Percentage of the Alternative Currency Sublimit is ___, in each case after giving effect to the assignment contemplated hereby, (ii) makes no representation or warranty, express or implied and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the attachment, perfection or priority of any security interest or mortgage, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; and (iii) makes no representation or warranty and assumes no, responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or any other obligation or the performance or observance by the Borrower, any of its Subsidiaries or any other Person primarily or secondarily liable in respect of the Obligations under the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. Each of the Assignees (i) represents and warrants that (A) it is duly and legally authorized to enter into this Assignment and Assumption, (B) the execution, delivery and performance of this Assignment and Assumption do not conflict with any provision of law or of the charter or by-laws of such Assignee, or of any agreement binding on such Assignee, and (C) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Assumption, and to render the same the legal, valid and binding obligation of such Assignee, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements delivered pursuant to Section 5.2 thereof, if any, the other Loan Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the Notes or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; (v) acknowledges that it has made arrangements with the Assignor satisfactory to such Assignee with respect to its pro rata share of letter of credit fees in respect of outstanding Letters of Credit; and (vi) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States of America, its obligation pursuant to Section 9.18 of the Loan Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to such Assignee’s exemption from United States withholding taxes with respect to all payments to be made to such Assignee under the Loan Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4. On the Effective Date (as defined below), the Assignor shall return to the Borrower the Revolving Credit Note and the Alternative Currency Note payable to Assignor which is being changed as the result of this Assignment and Assumption, stamped “Replaced”.

5. The effective date for this Assignment and Assumption shall be the Effective Date of the Assignment described in Schedule 1 hereto (the “Effective Date”). Schedule 2.1 to the Loan Agreement shall thereupon be replaced by a new Schedule 2.1 in the form annexed hereto.

6. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interests (including payments of principal, interest, fees and other amounts) to the Assignees that accrue subsequent to the Effective Date. The Assignor and the

Assignees shall make directly between themselves any appropriate adjustments in payments for periods prior to the Effective Date by the Agent or with respect to the making of this assignment.

7. From and after the Effective Date, (i) each of the Assignees shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the Notes and shall be bound by the provisions thereof, and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Agreement. Notwithstanding anything to the contrary contained herein, the Assignor shall retain its right to be indemnified pursuant to Section 8.2 of the Loan Agreement with respect to any claims or actions arising prior to the Effective Date.

8. This Assignment and Assumption may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Assignment and Assumption by signing any such counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of __________, 20__ by their respective duly authorized officers.

ASSIGNOR:

By: ________________________________
Name:
Title:

ASSIGNEE:

By: ________________________________
Name:
Title:

SCHEDULE 1
to
Assignment and Assumption

I. As to the Revolving Credit Facility in respect of which an interest is being assigned:
Percentage interest assigned: ________%
Assignee’s Revolving Credit Commitment: $_______
Aggregate outstanding principal amount of
Revolving Loans assigned: $_______
Principal amount of Revolving Note
payable to Assignee: $_______
Principal amount of Revolving Note
payable to Assignor: $_______

II. As to the Alternative Currency Sublimit in respect of which an interest is being assigned:
Percentage interest assigned: ________%
Assignee’s Alternative Currency Sublimit: $_______
Aggregate outstanding principal amount of
Alternative Currency Loans assigned: £_______
Euro________
Yen________

Principal amount of Alternative Currency
Note payable to Assignee *: $_______
Principal amount of Alternative Currency
Note payable to Assignor *: $_______
*Assigned Dollar Value
Effective Date of Assignment ___________________, 200_

[NAME OF ASSIGNOR], as Assignor [NAME OF ASSIGNEE], as Assignee

By:___________________________ By:_____________________________

Title:__________________________ Name:___________________________

Dated:___________________, 200_ Dated:_______________________, 200_

Domestic Lending Office: Libor Lending Office:

_____________________________ ______________________________
_____________________________ ______________________________
_____________________________ ______________________________

Accepted this ____ day of
_______________, 200_

MOOG INC., as Borrower

By:________________________________
Name:______________________________
Title:_______________________________

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent

By:_________________________________
Name:_______________________________
Title:________________________________

SCHEDULE 1

PENSION PLANS

1. The Moog Inc. Employees’ Retirement Plan; and

2. The Flo-Tork, Inc. Defined Benefit Plan and Trust.

SCHEDULE 2.1

LENDERS’ COMMITMENTS

Lender	Commitment (In Millions)	Applicable Percentage

HSBC Bank USA, National Association	$85.0	14.1666666666667%
Manufacturers and Traders Trust Company	$85.0	14.1666666666667%
Bank of America, N.A.	$70.0	11.6666666666667%
JPMorgan Chase Bank, N.A.	$70.0	11.6666666666667%
Citizens Bank of Pennsylvania	$50.0	8.33333333333333%
Bank of Tokyo-Mitsubishi UFJ Trust Company	$35.0	5.83333333333333%
Societe Generale	$35.0	5.83333333333333%
Wells Fargo Bank, N.A.	$30.0	5.00000000000000%
PNC Bank, National Association	$25.0	4.16666666666667%
Comerica Bank	$25.0	4.16666666666667%
National City Bank	$25.0	4.16666666666667%
Fifth Third Bank	$25.0	4.16666666666667%
Northern Trust	$20.0	3.33333333333333%
First Niagara Bank	$20.0	3.33333333333333%
TOTAL	$600.0	100%

Lender	Amount of Alternative Currency Sublimit (In Millions)	Applicable Percentage

HSBC Bank USA, National Association	$10.625	14.1666666666667%
Manufacturers and Traders Trust Company	$10.625	14.1666666666667%
Bank of America, N.A.	$8.750	11.6666666666667%
JPMorgan Chase Bank, N.A.	$8.750	11.6666666666667%
Citizens Bank of Pennsylvania	$6.250	8.33333333333333%
Bank of Tokyo-Mitsubishi UFJ Trust Company	$4.375	5.83333333333333%
Societe Generale	$4.375	5.83333333333333%
Wells Fargo Bank, N.A.	$3.750	5.00000000000000%
PNC Bank, National Association	$3.125	4.16666666666667%
Comerica Bank	$3.125	4.16666666666667%
National City Bank	$3.125	4.16666666666667%
Fifth Third Bank	$3.125	4.16666666666667%
Northern Trust	$2.500	3.33333333333333%
First Niagara Bank	$2.500	3.33333333333333%
TOTAL	$75.0	100%

Applicable Lending Offices:

Lender	Domestic Lending Office	Libor Lending Office
HSBC Bank USA, National Association	One HSBC Center Buffalo, NY 14203	One HSBC Center Buffalo, NY 14203
Manufacturers and Traders Trust Company	One Fountain Plaza 12th Floor Buffalo, NY 14203	One Fountain Plaza 12th Floor Buffalo, NY 14203
Bank of America, N.A.	70 Batterson Park Road Farmington, CT 06032	70 Batterson Park Road Farmington, CT 06032
JPMorgan Chase Bank, N.A.	10 South Dearborn 19th Floor Chicago, IL 60603	10 South Dearborn 19th Floor Chicago, IL 60603
Citizens Bank of Pennsylvania	525 William Penn Place Room 153-2440 Pittsburgh, PA 15219	100 Sockanosett Crossroads Cranston, RI 02920
Bank of Tokyo- Mitsubishi UFJ Trust Company	1251 Avenue of the Americas 12th Floor New York, NY 10020	1251 Avenue of the Americas 12th Floor New York, NY 10022
Societe Generale	1221 Avenue of Americas 12th Floor New York, NY 10022	1221 Avenue of Americas 12th Floor New York, NY 10022
Wells Fargo Bank, N.A.	1700 Lincoln Street Denver, CO 80203	1700 Lincoln Street Denver, CO 80203
PNC Bank, National Association	Two Tower Center Boulevard 21st Floor East Brunswick, NJ 08816	Two Tower Center Boulevard 21st Floor East Brunswick, NJ 08816
Comerica Bank	One Detroit Center, 9th Floor 500 Woodward Avenue Detroit, MI 48226	One Detroit Center, 9th Floor 500 Woodward Avenue Detroit, MI 48226
National City Bank	20 Stanwix Street 19th Floor Pittsburgh, PA 15222	20 Stanwix Street 19th Floor Pittsburgh, PA 15222
Fifth Third Bank	600 Superior Avenue East 3rd Floor Cleveland, OH 44114	600 Superior Avenue East 3rd Floor Cleveland, OH 44114
Lender	Domestic Lending Office	Libor Lending Office
Northern Trust	50 S. LaSalle Chicago, IL 60675	50 S. LaSalle Chicago, IL 60675
First Niagara Bank	726 Exchange Street Suite 900 Buffalo, NY 14210	726 Exchange Street Suite 900 Buffalo, NY 14210

ISSUING BANKS’ COMMITMENT

Issuing Banks	Letter of Credit Commitment

HSBC Bank USA, National Association and Citizens Bank of Pennsylvania	For each Issuing Bank, $10,000,000 less the amount of Letters of Credit issued and outstanding by the other Issuing Bank

SCHEDULE 2.4

EXISTING LETTERS OF CREDIT

Issuing Bank - HSBC Bank USA, National Association

Letter of Credit No.	Date of Issue	Current Amount	Maturity Date	Beneficiary

SDC MTN543593	06/12/02	$4,242,262.00	06/30/07	Liberty Mutual Ins.
SDC MTN546626	03/16/04	$776,968.00	03/01/07	Hanwha Corporation
SDC MTN546627	03/16/04	$1,910,000.00	03/01/07	Hanwha Corporation
SDC MTN547630	09/27/04	$536,733.00	09/24/07	Defense Procurement Agency
SDC MTN548356	07/12/05	$1,542,915.00	08/15/07	ICICI
SDC MTN548629	05/12/05	$126,000.00	12/31/06	The Government of the Arab Republic of Egypt
SDC MTN550695	06/06/06	$379,701.00	06/15/07	Hermes Ingenieros SL
SDC MTN551139	08/24/06	$749,977.50	10/01/07	The Government of the Arab Republic of Egypt
SDC MTN551367	09/22/06	$1,074,174.00	10/05/07	HSBC Australia
Total	9	$11,338,730.50

SCHEDULE 4.1

SUBSIDIARIES

(i)    Moog AG, incorporated in Switzerland, wholly-owned subsidiary with branch operation in Ireland

(ii)    Moog Australia Pty. Ltd., incorporated in Australia, wholly-owned subsidiary

(iii)    Moog do Brasil Controles Ltda., incorporated in Brazil, wholly-owned subsidiary

(a)	Moog de Argentina Srl, Incorporated in Argentina, wholly-owned subsidiary of Moog do Brasil Controles Ltda.

(iv)    Moog Controls Corporation, incorporated in Ohio, wholly-owned subsidiary with branch operation in the Republic of the Philippines

(v)    Moog Controls Hong Kong Ltd., incorporated in Peoples Republic of China, wholly-owned subsidiary

(a)	Moog Motion Controls (Shanghai) Co., Ltd., incorporated in Peoples Republic of China, wholly-owned subsidiary of Moog Controls Hong Kong Ltd.

(b)	Moog Control System (Shanghai) Co., Ltd., incorporated in Peoples Republic of China, wholly-owned subsidiary of Moog Controls Hong Kong Ltd.

(vi)    Moog Controls (India) Private Ltd., incorporated in India, wholly-owned subsidiary

(vii)    Moog Controls Ltd., incorporated in the United Kingdom, wholly-owned subsidiary

(a)	Moog Norden A.B., incorporated in Sweden, wholly-owned subsidiary of Moog Controls Ltd.

(b)	Moog OY, incorporated in Finland, wholly-owned subsidiary of Moog Controls Ltd.

(c)	Moog Components Group Limited, incorporated in the United Kingdom, wholly-owned subsidiary of Moog Controls Ltd.

(viii)    Moog Europe Holdings y Cia, S.C.S., incorporated in Spain, wholly-owned subsidiary

(a)	Moog Holding GmbH KG, a partnership organized in Germany, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.

(1)	Moog GmbH, incorporated in Germany, wholly-owned subsidiary of Moog Holding GmbH KG

(1.a)	Moog Italiana S.r.l., incorporated in Italy, wholly-owned subsidiary of Moog GmbH

(2)	Moog Hydrolux Sarl, incorporated in Luxembourg, wholly-owned subsidiary of Moog Holding GmbH KG

(3)	Pro Control AG, incorporated in Switzerland, wholly-owned subsidiary of Moog Holding GmbH KG

(4)	Moog FCS BV, incorporated in the Netherlands, wholly-owned subsidiary of Moog Holding GmbH KG

(4.a)	Moog FCS Limited, incorporated in the United Kingdom, wholly-owned subsidiary of Moog FCS BV

(b)	Moog Verwaltungs GmbH, incorporated in Germany, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.

(c)	Moog Ireland International Financial Services Centre Limited, incorporated in Ireland, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.

(d)	Focal Technologies Corporation, incorporated in Canada, wholly-owned subsidiary of Moog Europe Holdings y Cia, S.C.S.

(ix)    Moog FSC Ltd., incorporated in the Virgin Islands, wholly-owned subsidiary

(x)    Moog Holland Aircraft Services BV, incorporated in Holland, wholly-owned subsidiary

(xi)    Moog Japan Ltd., incorporated in Japan, wholly-owned subsidiary

(xii)    Moog Korea Ltd., incorporated in South Korea, wholly-owned subsidiary

(xiii)    Moog Sarl, incorporated in France, wholly-owned subsidiary, 95% owned by Moog Inc.; 5% owned by Moog GmbH

(xiv)    Moog Singapore Pte. Ltd., incorporated in Singapore, wholly-owned subsidiary

(a)	Moog Motion Controls Private Limited, incorporated in India, wholly-owned subsidiary of Moog Singapore Pte. Ltd.

(xv)    Curlin Medical Inc., incorporated in Delaware, wholly-owned subsidiary

(xvi)    Flo-Tork Inc., incorporated in Delaware, wholly-owned subsidiary

(xvii)    Fundamental Technology Solutions, Inc. incorporated in Delaware, wholly-owned subsidiary.

(xviii)    Moog Europe Holdings I LLC, a New York limited liability company, wholly-owned subsidiary

(xix)    Moog Europe Holdings II LLC, a New York limited liability company, wholly-owned subsidiary.

SCHEDULE 4.3

PENDING LITIGATION

NONE.

SCHEDULE 7.1
`
PERMITTED INDEBTEDNESS
(Note - Numbers Represent 9/30/06 Balances)

1. Existing loans and advances from Borrower to Foreign Subsidiaries ($ equivalents) *

- Moog SCS (Spain)	$8,139,543
- Focal Technologies (Canada)	$20,511,713
- Moog India	$667,755
- Moog do Brasil	$507,146
- Moog Philippines	$58,939,061

2.	Existing Obligations Related to Building
Financing ($ equivalents)

- Korin VIE (Germany)	$5,168,000
- Olorinus VIE (Germany)	$320,000
- LocaFit (Italy)	$3,848,000

3.	Existing Bank Facilities other than with the Lenders

- Moog GmbH	$10,888,742
- Moog Italiana S.r.l.	$9,678,597
- Moog Sarl	$207,898
- Moog Japan	$5,500,085
- Moog Australia Pty. Ltd.	$119,159
- Moog AG (Ireland)	$402,317
- Moog IFSC Ltd.	$12,674,000
- Moog Korea	$2,113,048
- Moog India Controls	$33,326

4.	Curlin Medical Inc. Note to Seller

Re: Purchase Price Holdback	$12,000,000

5.
Certain Foreign Subsidiaries discount customers’ promissory notes with various banks from time to time. The terms of such agreements provide that the Foreign Subsidiary guarantee the promissory notes. *

* Certain items listed hereon are listed solely for disclosure purposes and no inference should be drawn that such items are not otherwise permitted by the terms of the Agreement.

SCHEDULE 7.2

PERMITTED ENCUMBRANCES
(Note - Numbers Represent 9/30/06 Balances)

Foreign Liens	Lienholders	Amount

Moog Germany (Buildings)	Korin VIE	$5,168,000

	Olorinus VIE	$ 320,000

Moog Italiana (Building)	LocaFit	$2,306,000

Moog Korea (Building)	HSBC Korea	$1,902,000

Moog India (Sales Branch)	HDFC Bank	$ 1,000

Moog India Controls		$ 33,000

Moog Australia	ANZ Bank	$ 70,000

Liens on assets of Foreign	Various	See Item 3

Subsidiaries of Schedule 7.1 securing various bank facilities--See Item 3 on Schedule 7.1

SCHEDULE 7.3

PERMITTED INVESTMENTS AND GUARANTIES
(Note - Numbers Represent 9/30/06 Balances excluding any reserves)

1.	SimEx Inc.	$1,000,000

2.	First Wave Technologies	$ 250,000

3.	FluidNet	$ 600,000